                         LINDAL CEDAR HOMES, INC. LOGO

                           OFFER TO PURCHASE FOR CASH
                     ANY AND ALL SHARES OF ITS COMMON STOCK
                   AT A PURCHASE PRICE OF $4.55 NET PER SHARE

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON JANUARY 19, 2001 UNLESS THE OFFER IS EXTENDED.

     Lindal Cedar Homes, Inc., a Delaware corporation (the "Company"), hereby offers to purchase any and all of its shares of Common Stock $0.01 par value per share (the "Shares"), at $4.55 per Share (the "Purchase Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Although the Offer is being made to all holders of Shares, the Lindal Family Members (as defined below) have advised the Company that they do not intend to tender any Shares pursuant to the Offer. See "The Tender Offer -- Terms of the Offer, Expiration Date." Robert W. Lindal, Sir Walter Lindal, Martin J. Lindal and Douglas F. Lindal, all of whom are officers or directors of the Company constitute the "Lindal Family Members" and together own 48.2% of outstanding Common Stock. Bonnie G. McLennaghan, the daughter of Sir Walter Lindal and the sister of the other Lindal Family Members, has advised the Company that she intends to tender the 395,668 Shares that she beneficially owns (approximately 8.8% of the outstanding common stock), other than Shares subject to options having exercise prices higher than the Purchase Price.

     The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. All Shares properly tendered and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes in connection with the tender of Shares pursuant of the Offer. The Company will pay all fees and expenses of American Stock Transfer and Trust Company, which is acting as Depositary (the "Depositary") and MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer.

     A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY (THE "SPECIAL COMMITTEE") CONSISTING OF THREE DIRECTORS WHO ARE NOT LINDAL FAMILY MEMBERS OR INVOLVED IN THE BUSINESS OF THE COMPANY, BY UNANIMOUS VOTE, HAS DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE PUBLIC STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS OTHER THAN THE LINDAL FAMILY MEMBERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Shares are traded on Nasdaq SmallCap Market ("Nasdaq") under the ticker symbol LNDL. On December 13, 2000, the last day the Shares were traded on Nasdaq before the announcement of the Offer, the last reported sales price of the Shares on Nasdaq was $2.50 per Share.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                    The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.

December 20, 2000

                                    CONTENTS

                                                              PAGE
                                                              -----
SUMMARY TERM SHEET..........................................      1
SPECIAL FACTORS.............................................      8
   1. Background and Purpose of the Offer; Certain Effects
      of the Offer; Plans of the Company After the Offer....      8
   2. Rights of Stockholders in the Event of the Second-Step
      Transaction...........................................     14
   3. Position of the Special Committee and Board; Fairness
      of the Offer..........................................     14
   4. Opinion of FSVK.......................................     16
   5. Interests of Certain Persons in the Offer and the
      Second-Step Transaction...............................     21
   6. Beneficial Ownership of Shares........................     23
   7. Fees and Expenses.....................................     24

THE TENDER OFFER............................................     25
   1. Terms of the Offer; Expiration Date...................     25
   2. Acceptance for Payment and Payment for Shares.........     26
   3. Procedures for Accepting the Offer and Tendering
      Shares................................................     27
   4. Withdrawal Rights.....................................     30
   5. Certain Federal Income Tax Consequences...............     31
   6. Price Range of Shares; Dividends......................     33
   7. Certain Information Concerning the Company............     33
   8. Financing of the Offer and the Second-Step
      Transaction...........................................     42
   9. Dividends and Distributions...........................     43
  10. Effect of the Offer on the Market for the Shares;
      Nasdaq Listing and Exchange Act Registration..........     43
  11. Certain Conditions of the Offer.......................     44
  12. Certain Legal Matters and Regulatory Approvals........     46
  13. Fees and Expenses.....................................     47
  14. Miscellaneous.........................................     48

SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF THE
  COMPANY...................................................    I-1

SCHEDULE II SUMMARY OF STOCKHOLDER APPRAISAL RIGHTS AND TEST
  OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW....   II-1

SCHEDULE III OPINION OF FIRST SECURITY VAN KASPER...........  III-1

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

                               SUMMARY TERM SHEET

     We are offering to purchase all the outstanding shares of our common stock at a price, net to the seller in cash, of $4.55 per share. Through a question and answer format, this Summary Term Sheet will explain to you, the common stockholders of Lindal Cedar Homes, Inc., the important terms of the proposed transaction. This explanation will assist you in deciding whether to tender your shares to Lindal Cedar Homes, Inc. This Summary Term Sheet serves only as an introduction, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal in order to fully educate yourself on the details of the proposed tender offer. Cross-referenced text refers to sections within this Offer to Purchase, unless otherwise noted.

     Q: WHO IS OFFERING TO BUY MY SHARES OF STOCK?

     A: Lindal Cedar Homes, Inc., a Delaware corporation, is offering to buy back its own common stock in a self-tender offer. See "The Tender
Offer -- Certain Information Concerning the Company."

     Q: WHAT SECURITIES AND AMOUNTS OF SECURITIES ARE SOUGHT IN THE OFFER?

     A: We are making the offer to purchase all the outstanding shares of common stock of Lindal Cedar Homes, Inc. Although the offer is being made to all holders of common stock, the Lindal Family Members, who hold approximately 48% of the outstanding common stock, have advised us that they do not intend to tender any of their shares pursuant to the Offer. See "The Tender Offer -- Terms of the Offer; Expiration Date."

     Q: HOW MUCH IS LINDAL CEDAR HOMES, INC. OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     A: We are offering to pay $4.55 per share in cash, without interest. See "The Tender Offer -- Terms of the Offer; Expiration Date."

     Q: WHAT IS THE PURPOSE OF THE OFFER?

     A: The offer represents the first step in taking us private. After completion of the offer, the Lindal Family Members intend to propose a second-step transaction, either a merger, a reverse stock split or similar transaction, in which all of the remaining public stockholders would receive cash for their shares at the same price as is contemplated in the offer. A second-step transaction may require approval by our stockholders, depending on the nature of the second-step transaction. Because the Lindal Family Members currently hold approximately 48% of our outstanding common stock and will hold a greater percentage after the offer, they will be able to control the outcome of any second-step transaction.

     Q: DOES THE COMPANY HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

     A: Yes. To the extent we do not have the cash to purchase the shares, KeyBank will loan us the funds necessary to purchase the shares in the offer. See "The Tender Offer -- Financing of the Offer and the Second-Step Transaction."

     Q: IS THE COMPANY'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

     A: Because tendering your shares in the offer will end your ownership interest in Lindal Cedar Homes, Inc., including the chance to receive any possible future dividends or other payments in respect of the common stock, our financial condition may be relevant to your decision whether to tender your shares in the offer. We have provided certain of our summary financial information in "The Tender Offer -- Certain Information Concerning the Company."

     Q: HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     A: You have until 12:00 Midnight, New York City time, on the expiration date of January 19, 2001 to tender your shares. We will purchase properly tendered and not withdrawn shares promptly following the expiration date if the conditions to our offer are then met. After making these purchases, we may continue for a limited period of time to purchase shares submitted to us. On the other hand, if the conditions to our offer are not met on the expiration date, we may extend the offer. See "The Tender Offer -- Terms of the Offer; Expiration Date."

     Q: HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     A: If the Offer is extended past January 19, 2001, we will make a public announcement of the new expiration date. See "The Tender Offer -- Terms of the Offer; Expiration Date."

     Q: WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

     A: We are not obligated to purchase any shares which are validly tendered if, among other things:

        - a lawsuit or similar action is threatened or instituted against us challenging the offer or, in our view, resulting or having the potential to result in a material adverse effect on us,

        - we believe acceptance for payment of the tendered shares would be illegal,

        - any person proposes a tender or exchange offer for any of our shares, or

        - we believe there are events which have or may have a material adverse effect on us.

     We reserve the right to waive any of the above conditions. Other conditions are set forth in See "The Tender Offer -- Certain Conditions of the Offer."

     Q: CAN LINDAL CEDAR HOMES, INC. AMEND THE TERMS OF THE TENDER OFFER?

     A: We reserve the right in our sole discretion to amend the tender offer in any respect. See "The Tender Offer -- Terms of the Offer; Expiration Date."

     Q: HOW DO I FIND OUT IF LINDAL CEDAR HOMES, INC. AMENDS THE TERMS OF THE TENDER OFFER?

     A: We will announce any amendment to the tender offer by making a public announcement of the amendment. We will announce any extension no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. In the event of a termination or postponement of the tender offer, we will also give written or oral notice to the Depositary.

     Q: HOW DO I TENDER MY SHARES?

     A: If you hold your shares "of record," you can tender your shares by completing and sending the enclosed Letter of Transmittal along with any other documents required by the Letter of Transmittal, and your stock certificates to the Depositary, American Stock Transfer and Trust Company, at the address listed on the enclosed Letter of Transmittal. See "The Tender Offer -- Procedures For Accepting the Offer and Tendering Shares." If your broker holds your shares in "street name" for you, you must direct your broker to tender. Please contact your broker.

     Q: UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     A: You can withdraw tendered shares at any time prior to the expiration date of January 19, 2001. If the expiration date is extended, you can withdraw tendered shares at any time prior to the new expiration date. See "The Tender Offer -- Withdrawal Rights."

     Q: HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     A: You can withdraw shares that you have already tendered by sending a timely notice of withdrawal to the Depositary at the address listed on the enclosed Letter of Transmittal. See "The Tender Offer -- Withdrawal Rights."

     Q: WHAT DOES THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE THINK OF THE OFFER?

     A: The Board of Directors unanimously approved the offer. Because the Board consists of eight directors, four of whom are Lindal Family Members and one of whom is a Lindal dealer, the Board formed a Special Committee, consisting of the three remaining independent directors and relied on the unanimous recommendation of the Special Committee in approving the offer.

     The members of the Special Committee unanimously concluded that the offer is advisable and that the terms of the offer are fair to, and in the best interests of, our company and its shareholders. In coming to its conclusion, the Special Committee took into account, the costs of remaining a public company, the fact that we were not able to realize the benefits associated with being a public company, the difficulty in obtaining viable proposals for the purchase of our company, the interest and stated intent of the Lindal Family Members in taking the company private, based on an offer at a price significantly higher than the recent market price of our common stock and second-step transaction at the same price. See "SPECIAL FACTORS -- Position of the Company's Board; Fairness of the Offer" and "SPECIAL FACTORS -- Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company after the Offer."

     Although the Board and the Lindal Family Members also believe that the offer is fair to the public stockholders, they did not make a recommendation to the stockholders because of their conflict of interest.

     Q: DID THE SPECIAL COMMITTEE RECEIVE ANY OPINIONS, APPRAISALS, OR REPORTS REGARDING THE FAIRNESS OF THE OFFER?

     A: Yes. The Special Committee received a written opinion, dated December 13, 2000, from First Security Van Kasper, Inc. to the effect that, as of that date and based on and subject to the assumptions and limitations contained in the opinion, the price per share of $4.55 to be received in the offer was fair, from a financial point of view, to the holders of shares of our company's common stock.

     Q: WILL LINDAL CEDAR HOMES, INC. CONTINUE AS A PUBLIC COMPANY?

     A: No. The offer is the first step in a two-step going-private transaction. The Lindal Family Members have advised us that, if the offer is consummated, they intend to pursue a second-step transaction in which the remaining public shareholders would receive cash for their shares and the Lindal Family Members would own 100% of the company. As a result, we will no longer be publicly owned.

     If, for some reason, the second-step transaction does not occur, it is nevertheless likely that the shares will no longer be listed on Nasdaq and that the company will no longer file reports with the Securities and Exchange Commission. Under these circumstances, we would become a private company with all remaining stockholders other than the Lindal Family Members holding a minority equity position. See "SPECIAL FACTORS -- Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company after the Offer" and "SPECIAL FACTORS -- Rights of Stockholders in the Event of the Second-Step Transaction."

     Q: IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     A: Stockholders not tendering in the offer will receive in the second-step transaction, if it occurs, the same amount of cash per share which they would have received had they tendered their shares in the offer. Therefore, if the second-step transaction takes place, the difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the offer. If the offer is consummated, and the number of shares owned by the Lindal Family Members, is greater than 90% of the then outstanding shares (excluding those shares purchased by the Company in the Offer and either held as treasury shares or cancelled), then a second-step transaction could immediately commence between Lindal Cedar Homes, Inc. and an entity to be formed, which will be wholly owned by the Lindal Family Members, without soliciting approval of the stockholders. See "SPECIAL FACTORS -- Rights of Stockholders in the Event of the Second-Step Transaction."

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

     Q: WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     A: On December 13, 2000, the last trading day before the announcement of the tender offer for $4.55 per share, the closing market price of our common stock on The Nasdaq SmallCap Market was $2.50 per share. We advise you to obtain a recent quotation for our common stock in deciding whether to tender your shares. See "TENDER OFFER -- Price Range of Shares; Dividends."

     Q: IF I OBJECT TO THE PRICE BEING OFFERED, WILL I HAVE APPRAISAL RIGHTS?

     A: Yes, if the second-step transaction is a merger. You may elect not to tender your shares, dissent from a merger and have the fair value of your shares paid to you in cash provided that you comply with the applicable provisions of the Delaware General Corporation Law. See "SPECIAL FACTORS -- Rights of Stockholders in the Event of the Second-Step Transaction."

     Q: WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     A: If you have more questions about the tender offer, you should contact:
MacKenzie Partners, the Information Agent for the tender offer at (800)
322-2885.

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

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it and any other required documents to the Depositary and either deliver the certificate(s) evidencing the tendered shares to the Depositary along with the Letter of Transmittal or deliver such shares pursuant to the procedure for book-entry transfer set forth in "The Tender
Offer -- Procedures for Accepting the Offer and Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such shares.

     Any stockholder who desires to tender shares and whose certificates evidencing such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such shares by following the procedure for Guaranteed Delivery set forth in "The Tender Offer -- Procedures for Accepting the Offer and Tender Shares."

     TO PROPERLY TENDER SHARES, STOCKHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL.

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                  INTRODUCTION

     Lindal Cedar Homes, Inc., a Delaware corporation (the "Company"), hereby offers to purchase any and all of its shares of Common Stock $0.01 par value per share (the "Shares"), at $4.55 per Share (the "Purchase Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Although the Offer is being made to all holders of Shares, the Lindal Family Members (as defined below) have advised the Company that they do not intend to tender any Shares pursuant to the Offer. See "The Tender Offer -- Terms of the Offer, Expiration Date." Robert W. Lindal, Sir Walter Lindal, Martin J. Lindal and Douglas F. Lindal, all of whom are officers or directors of the Company constitute the "Lindal Family Members" and together own 48.2% of outstanding Common Stock. Bonnie G. McLennaghan, the daughter of Sir Walter Lindal and the sister of the other Lindal Family Members, has advised the Company that she intends to tender the 395,668 Shares that she beneficially owns (approximately 8.8% of the outstanding common stock), other than Shares subject to options having exercise prices higher than the Purchase Price.

     All Shares properly tendered and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer. All Shares acquired in the Offer will be acquired at the Purchase Price. See "The Tender Offer -- Terms of the Offer; Expiration Date."

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "THE TENDER OFFER -- CERTAIN CONDITIONS OF THE OFFER," WHICH SETS FORTH IN FULL THE CONDITIONS OF THE OFFER.

     As of October 31, 2000, there were (a) 4,136,622 Shares issued and (b) 476,668 Shares reserved for future issuance to employees pursuant to outstanding employee stock options. Prior to the announcement of the Offer, there were approximately 335 holders of record of the issued and outstanding Shares. Pursuant to the Offer, the Company seeks to acquire all Shares not owned by the Lindal Family Members. The Lindal Family Members, who beneficially own in the aggregate 1,994,591 Shares (excluding options), or approximately 48.2% of the issued and outstanding Shares, have advised the Company that they do not intend to tender any Shares owned by them pursuant to the Offer. Because the Lindal Family Members will benefit from the Offer and because they hold four of eight positions on the Board of Directors (the "Board"), the Board formed a special committee (the "Special Committee") consisting of the three directors who are not Lindal Family Members or involved in the business of the Company, to consider the sale of the Company to third parties and possible going-private transactions proposed by the Lindal Family Members.

     The Company believes that the public trading market for the Shares has been and will continue to be characterized by low prices and low trading volume. For these reasons, and because of the small stockholder base and other factors described in this Offer to Purchase, the Company currently intends, to the extent possible, to seek to delist its common stock from trading on Nasdaq SmallCap Market ("Nasdaq") and terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act") following consummation of the Offer and the Second-Step Transaction (as defined below). In addition, although the Special Committee, through FSVK, made an extensive search for potential buyers of the Company, it was unsuccessful in obtaining offers at prices acceptable to the Lindal Family Members. The purpose of the Offer is therefore (a) to provide the holders of the Shares not owned by the Lindal Family Members with liquidity for their Shares in light of the Company's intentions at a price which the Special Committee has determined to be fair, and
(b) to enable the Lindal Family Members to retain a larger proportionate interest in the Company and, if a second-step transaction (as defined below) occurs, the entire equity interest in the Company. See "The Tender
Offer -- Effect of the Offer on the Market for Shares; Nasdaq listing and Exchange Act Registration."

     Pursuant to the Offer, the Company seeks to acquire all Shares that are not held by the Lindal Family Members. The Lindal Family Members have advised the Company that, if less than all such Shares are tendered pursuant to the Offer, they would seek a transaction in which the Company would merge, consolidate or otherwise combine with an entity to be formed and wholly owned by the Lindal Family Members, or effect some other form of corporate transaction such that the Shares not owned by the Lindal Family Members would be converted into only the right to receive the Offer Price in cash (the merger or such other form of corporate transaction, the "Second-Step Transaction"). If necessary, the Company will seek stockholder approval of the Second-Step Transaction in accordance with applicable laws. The Lindal Family Members, who currently own 48.2% of the outstanding Shares, intend to vote all of their Shares in favor of the Second-Step Transaction if a stockholder vote is required. Following completion of the Second-Step Transaction, the Lindal Family Members would own the entire equity interest in the Company.

     As part of the Offer, the Company accelerated the vesting of outstanding stock options so that all such options are fully exercisable and will provide optionees with the opportunity to surrender such options in exchange for payment from the Company (subject to any applicable withholding taxes) in cash equal to the product of (x) the total number of Shares subject to any such stock option and (y) the excess of the Purchase Price over the exercise price per Share subject to such stock option, without any interest thereon. None of the Lindal Family Members will be exercising stock options owned by them in connection with the Offer.

     In determining whether to approve the Offer, the Special Committee considered a number of factors, several of which are listed below (see "Special Factors -- Position of the Company's Board and Special Committee; Fairness of the Offer"):

     - The Company currently has a small stockholder base for a public company as indicated by its stockholders of record, a number near the 300 minimum that requires continued filing of periodic financial reports and other information pursuant to the Exchange Act.

     - The market for the Company's common stock provides limited liquidity for stockholders to liquidate or add to their investments. Additionally, because of the limited liquidity available, the Company has been unable to utilize effectively the public equity capital markets as a source of financing.

     - There are considerable costs associated with remaining a public company. In addition to the time expended by the Company's management, the legal, accounting and other expenses involved in the preparation, filing and dissemination of annual and other periodic reports are considerable.

     - The reporting requirements of public companies can lead to disclosure of sensitive information, resulting in a competitive disadvantage in the marketplace.

     - The inability of the Company to obtain viable proposals for the purchase of the Company at prices acceptable to the Lindal Family Members despite an extensive search conducted by FSVK at the request of the Special Committee.

     - The Lindal Family Members' interest and stated intent to take the company private, based on the Offer, in which the Purchase Price is significantly higher than the recent market price of the Shares, and the Second-Step Transaction at the same price.

     In determining whether the Offer Price to be paid to the Company's public stockholders is fair, the Special Committee relied on the written opinion dated December 13, 2000 rendered by FSVK, to the effect that, subject to the limitations contained therein, the cash consideration of $4.55 net per share to be received by the public stockholders in the Offer is fair to the public stockholders from a financial point of view. See "Special Factors-Opinion of Financial Adviser" for further information concerning the opinion of the Financial Adviser.

     THE SPECIAL COMMITTEE HAS DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE PUBLIC STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS OTHER THAN THE LINDAL FAMILY MEMBERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Company has filed with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act an Issuer Tender Offer Statement on Schedule TO ("Schedule TO"). The term, "Expiration Date," means 12:00 midnight, New York City Time, on January 19, 2001, unless and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event

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

the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire. See "The Tender Offer -- 1. Terms of the Offer; Expiration Date."

     The Purchase Price will be paid net to the tendering stockholder in cash, without interest thereon, for all Shares purchased. Tendering stockholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through the brokers or banks and not directly to the Depositary. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACK-UP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. See "The Tender Offer -- Certain Federal Income Tax Consequences."

     On December 13, 2000, the last day the Shares were traded before the announcement of the Offer, the last reported sales price of the Shares on Nasdaq was $2.50 per Share. See "The Tender Offer -- Price Range of Shares; Dividends."

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER

     Background of the Offer. Although the Company has been public for more than 25 years, it has been disappointed for some time by the performance of its common stock in the public market and, from time to time, has considered various approaches to enhancing stockholder value and liquidity. These approaches have included, among other things, stock splits, stock dividends, cash dividends, repurchases of outstanding shares and various combinations of the foregoing. In each instance, these alternatives (except for annual 10% stock dividends declared in 1987 through 1991 and in 1993, and a 5:4 stock split declared in April 1992) have been rejected on the basis of the Board's conclusion that, given the low price of the Company's common stock, the small float for its shares, the limited number of public shareholders, the limited or absent research coverage, the spotty participation by institutions and the likely expense to be incurred, none of these approaches would be likely to have the desired effect or would justify the expense of implementation. In addition, serious consideration of these alternatives had been deferred in recent years as a result of the Company's operating losses in 1997 and 1998, which arose from declining sales and historically high prices for cedar and other lumber. During this period, the market price of the Company's common stock further deteriorated, falling from approximately $4.00 per share in 1996 to a low of approximately $1.00 per share in late 1999.

     Although the Company returned to profitability in 1999 and continues to be profitable in 2000, its stock price has ranged from $1.50 to $3.28 per share and has traded at volumes of approximately 4,500 shares per day for the last twelve months. For many years, but particularly in this recent environment, shareholders have urged the Company to consider ways of enhancing shareholder value and improving liquidity. In late 1998, Heartland Advisors, Inc., the Company's largest stockholder other than the Lindal Family Members, contacted the Company and urged it to consider such alternatives as a share repurchase program, a business combination or a going-private transaction. The Board considered a stock repurchase program, but rejected it as likely to further reduce liquidity and require compliance with the "going-private" rules under the Federal securities laws.

     In early February 1999, as the Company's operations improved, the Board of Directors formed a Strategic Alternatives Committee, consisting of three directors who were not Lindal Family Members, to consider more actively other alternatives for improving shareholder value and liquidity. During February 1999, the Company contacted more than ten investment banking firms regarding an engagement to advise the Company on strategic alternatives available to it. During this period, the Lindal Family Members also began actively to consider the range of strategic alternatives available to the Company, including the possibility of selling the Company or conducting a going-private transaction. On March 3, 1999, the Strategic Alternatives Committee held additional meetings with three of the investment banking firms and, at the conclusion of these meetings, favored engaging FSVK. No formal action was taken at this time, however. The Lindal Family Members believed that such action was premature in view of the limited duration of the Company's improved results and the lack of market recognition for this improvement.

     In October 1999, the Board of Directors resumed active consideration of strategic alternatives and the engagement of an investment banking firm as a financial adviser. The Lindal Family Members indicated that they would be willing to consider, depending on price and other factors, either a sale of the Company or a going-private transaction. During November and December 1999, the members of the Strategic Alternatives Committee and management periodically discussed various alternatives and renewed its contacts with FSVK.

     In January 2000, the Company met with FSVK regarding strategic alternatives and the terms of a possible engagement letter. These discussions continued into February 2000. On February 17, 2000, the Board of Directors met and formally established, in lieu of the Strategic Alternatives Committee, a Special Committee, consisting of Charles T. Collins, William M. Weisfield and Charles R. Widman, directors who were not Lindal Family Members or involved in the Company's business. The Board also discussed the purpose of the Special Committee, which was to seek a sale of the Company or, in the alternative, a going-private transaction with the Lindal Family Members as the remaining stockholders. The Board, based in part on the recommendation of the Special Committee and its predecessor, the Strategic Alternatives Committee, approved the engagement of FSVK as financial adviser to the Special Committee to assist it in seeking potential buyers for the Company, to provide financial advice in this process and, with respect to any final transaction, to render a fairness opinion. The Board also reviewed and approved the authority and scope of the Special Committee.

     On February 23, 2000, the Company became aware of a class action lawsuit against it brought by certain dealers alleging wrongful termination of dealer agreements. During the following month, the Company, the Special Committee and FSVK assessed the impact of this action on the process of seeking a potential buyer. The Lindal Family Members expressed their view that the action would not change their objective of pursuing a going-private transaction if a satisfactory proposal for sale of the Company was not obtained.

     On March 30, 2000, the Company and FSVK entered into an engagement letter dated as of February 22, 2000, which was later amended on June 13, 2000.

     During the period from March through June 2000, the Company and FSVK prepared business and financial information for use in seeking potential buyers for the Company. At meetings of the Special Committee held on June 21 and 26, 2000, the Special Committee reviewed the memorandum of business and financial information prepared for use in soliciting interested buyers. On July 6, 2000, FSVK began contacting parties that it and the Company believed could have an interest in acquiring the Company. FSVK continued to solicit interest through July, August and September 2000, contacting approximately 12 strategic buyers and 22 financial buyers. FSVK periodically advised the members of the Special Committee of progress with respect to these solicitations.

     At a meeting on August 1, 2000, the Special Committee discussed the status of FSVK's search for potential buyers and considered ways of accelerating the process.

     At a meeting of the Special Committee on August 17, 2000, FSVK reported that the solicitation of interest had not resulted in any offers for the Company. The Special Committee instructed FSVK to continue to pursue any promising leads and also requested that, by September 17, 2000, the Lindal Family Members submit a price at which they would be willing to conclude a going-private transaction.

     On August 30, 2000, FSVK and Robert Lindal met with a potential financial buyer who had expressed interest in discussing the acquisition of the Company. The meeting was informational and no valuation or price was discussed. The Company furnished additional information and responded to questions in several telephone conferences following this meeting.

     On September 11, 2000, the Lindal Family Members proposed a price of $4.05 per share for all public shares in a going-private transaction. On September 14, 2000, the Special Committee met to consider the proposal. Robert Lindal attended a portion of the meeting to discuss the proposal and answer questions. The Special Committee and Mr. Lindal also discussed such matters as the structure and financing of a possible transaction. In addition, the Committee reviewed a letter from Robert McLennaghan, the husband of Bonnie McLennaghan, expressing the view that the proposed price of $4.05 was inadequate. In response to inquiries from the financial buyer who had earlier met with the Company, the Special Committee asked Mr. Lindal to clarify his position in relation to potential offers from parties unrelated to the Lindal Family Members. Mr. Lindal indicated that he was willing, depending on price and other factors, to continue as an equity holder in and an executive officer of the Company following a transaction in which the shares of the public shareholders and the other Lindal Family Members were acquired by a third party. The Special Committee requested that the Lindal Family Members advise the Special Committee more specifically regarding the structure and financing of a possible going-private transaction and that Mr. Lindal confirm to FSVK his position relating to participation with third parties seeking to acquire the Company.

     On September 27, 2000, the Lindal Family Members advised the Special Committee that its preferred structure was a self tender for all the outstanding common stock not owned by the Lindal Family Members. They also presented a commitment letter from KeyBank. With the financing from the Company's existing cash and, if necessary, KeyBank, the Lindal Family Members believed the Company's cash resources would be adequate to complete the going-private transaction at the proposed price.

     On September 21, 2000, FSVK and Robert Lindal met with a representative of another prospective financial buyer and provided additional business and financial information regarding the Company. On October 13, 2000, the prospective financial buyer telephoned Mr. Lindal to discuss various synergies between the two businesses and the attitudes of Mr. Lindal and other Lindal Family Members regarding a continuing equity participation if the Company were acquired. In a telephone conference on October 16, 2000, Mr. Lindal reported that the other Lindal Family Members would prefer to act as a group in remaining as shareholders or selling their shares. Mr. Lindal disclosed that the Lindal Family Members had made a going-private proposal at $4.05 per share. The prospective buyer and Mr. Lindal discussed whether the Lindal Family Members would accept a price of $4.50 per share. Mr. Lindal indicated, on the basis of prior discussions, that although the Lindal Family Members each had their own view as to the price at which they would consider a sale transaction, the consensus of the Lindal Family Members was that any discussion regarding a sale transaction would have to be at or above $5.00 per share. The discussion concluded without resolution. On October 20, 2000, the prospective buyer called Mr. Lindal to indicate that a price of $5.00 per share or higher was not acceptable.

     On November 7, 2000, FSVK received a written indication of interest from the prospective buyer that had met with the Company in August at a price of ranging from $4.20 to $4.75 per share, subject to due diligence and an opportunity to meet with management and selected dealers. In addition, on November 7, 2000, the prospective buyer that had discussed possible transactions in October submitted a written indication of interest at $4.50 per share, subject to due diligence. On November 8, 2000, the Lindal Family Members revised their proposal, increasing their proposed price to $4.50 per share and providing that the other interested parties complete their remaining due diligence within a two week period and that they be advised of the revised offer and that the consensus of the Lindal Family Members was that the sale of their shares would require a price of $5.00 or above.

     On November 9, 2000, the Special Committee met to consider the Lindal Family Members' revised proposal and the two indications of interest. The committee decided to request that the Lindal Family Members' proposal be further increased to $4.60 while the other proposals were evaluated. On November 14, 2000, the Special Committee made the request to the Lindal Family Members.

     The Special Committee met on November 16, 2000 to discuss further the Lindal Family Members' proposal and the two indications of interest. During the meeting, the Special Committee discussed with the Lindal Family Members possible revisions of their proposal. At the conclusion of the meeting, the Special Committee tentatively determined to proceed with the proposal of the Lindal Family Members on the following basis, which was contained in a letter dated November 17, 2000 from the Lindal Family Members: (i) the proposed price of a self tender would be $4.55 per share; (ii) there would be a $100, 000 break-up fee payable to the Lindal Family Members in the event another offer is accepted,
(iii) the transaction would be subject to a fairness opinion provided by FSVK,
(iv) the offer would be for any and all shares, without a minimum, and outstanding options without regard to vesting and would not be subject to financing, and (v) the Special Committee would not approach competitors and would decline to pursue the indications of interest from the other parties.

     During the remainder of November and early December, 2000, the Company and the Lindal Family Members continued preparation of the offering materials and other steps necessary for the self tender, including working with KeyBank to complete the financing described elsewhere in this Offer to Purchase.

     On December 8, 2000, the Special Committee met again to consider the status of the proposal from the Lindal Family Members. Present at the meeting, in addition to all of the members of the Special Committee, were representatives from FSVK and a representative from Perkins Coie LLP, the Company's legal counsel. The Special Committee received the most recent draft of the Offer to Purchase. In addition, the Special Committee was advised that several matters remained to be completed before the self tender could begin and, accordingly, a final determination with respect to the transaction was premature. With this in mind, the Special Committee scheduled a subsequent meeting for December 12, 2000 and proceeded with a detailed review of the proposal as of that date.

     A representative of FSVK reviewed its financial analysis of the proposed going-private transaction as reflected in the November 17, 2000 letter from the Lindal Family Members. In the course of his presentation, he reviewed the Company's historical operating results and management's projected operating results, the historical trading performance of the Shares, comparisons with comparable public companies and with comparable transactions, discounted free cash flow analyses and liquidation values based on recent appraisals and analyses made by the Company regarding the effects of liquidation on asset values. The representative of FSVK also reviewed its experience of seeking offers to purchase the Company from strategic and financial buyers and the limited response to that process over a period of more than three months. The members of the Special Committee questioned FSVK regarding its analysis and the valuation methods used by FSVK in considering the price proposed by the Lindal Family Members in the proposed going-private transaction. The Special Committee recalled that the Purchase Price had resulted from a process in which a price had been initially proposed by the Lindal Family Members at the request of the Special Committee and had been increased through subsequent negotiations with the Committee. At the conclusion of the presentation, FSVK delivered its opinion that the proposed cash Purchase Price of $4.55 per share was fair, as of such date, to the stockholders of the Company (other than the Lindal Family Members) from a financial point of view.

     The Special Committee then reviewed the overall reasons for proceeding with the self-tender. A representative of Perkins Coie reviewed various legal issues relating the proposed transaction, including the reasons for establishing the Special Committee and the legal requirement relating to such approval. The Special Committee members reviewed again and summarized the factors bearing on a determination to proceed with the transaction and acknowledged that a final determination was being deferred to a later meeting. A meeting of the full Board of Directors was convened and the Special Committee reported on the status of its deliberations.

     On December 12, 2000, the Special Committee held a meeting by conference telephone. The Special Committee reviewed the status of the Company's financing with KeyBank, which was expected to be executed the following day. The Special Committee deferred its decision on the Offer to the following day.

     On December 13, 2000, the Special Committee held a meeting by conference telephone. Representatives of FSVK and Perkins Coie were again present. The Special Committee received an update on the status of the self-tender transaction and discussed any remaining issues. At the Special Committee's request, FSVK delivered its updated opinion as to the fairness of the Purchase Price to the stockholders (other than the Lindal Family Members) from a financial point of view. After further discussion, the Special Committee, by unanimous vote of all members, based in part on the advice provided by FSVK, recommended to the Board of Directors that the Company initiate a self-tender for the Shares at a price of $4.55 per share. The Board of Directors, at a meeting convened immediately after the Special Committee meeting, approved the self-tender. On December 14, 2000, the Company issued a press release regarding the proposed going-private transaction and the Offer.

     No limitations were imposed by the Board of Directors, the Special Committee or management of the Company on FSVK with respect to the investigation made, or the procedures followed in rendering its advice with respect to a possible going-private transaction or the opinion as to the fairness of the consideration, from a financial point of view provided to the Company's stockholders.

     During the period between the engagement of FSVK and the presentation of its final report to the Board of Directors on December 13, 2000, the Company provided extensive information to representatives of FSVK regarding the Company and its prospects including, without limitation, the Company's historical financial results, projected financial results, customers, suppliers, competitors, expansion plans and sales and marketing plans and appraisals of certain real estate. In addition, representatives of FSVK, met with members of the Company's senior management to discuss the projections and underlying assumptions thereto provided to, and relied upon by, FSVK in preparing its analyses.

     Purpose of the Offer. The purpose of the Offer and the Second-Step Transaction is (i) to provide the public stockholders with liquidity and a price for their Shares that has not been available in the market for some time and
(ii) to enable the Lindal Family Members to succeed to the entire equity interest in the Company.

     The Company believes that the public trading market for the Shares has been and will continue to be characterized by low prices and low trading volumes. Since early 1998 the Company's stock has only briefly traded above $3.00 per share and has most frequently traded between $2.00 and $2.50 per share. During the last year, average daily trading volume has been approximately 4,500 shares. As a result, there is a limited market for the Shares and low trading volumes make it difficult for stockholders to sell large blocks of Shares. Low prices mean stockholders who wish to sell a small number of Shares may receive only a nominal return after payment of commissions. The Company also has been unable to utilize the Shares effectively for acquisitions or financing because of the low market price and low trading volume and so has been unable to realize one of the principal benefits of public ownership. The Offer provides the stockholders other than the Lindal Family Members with an opportunity to sell their Shares at a price higher than those recently available in the public market and without the liquidity limitations characterized by that market.

     The Lindal Family Members, who own approximately 48% of outstanding shares, have advised the Company that they do not intend to tender any of their Shares in the Offer. The Offer will therefore enable the Lindal Family Members to increase their proportionate ownership to as high a percentage as possible as a first step in acquiring the entire equity interest in the Company. All Shares purchased in the Offer will be held in the treasury of the Company until the completion of the Second Step Transaction, if necessary, at which time the Shares will be retired.

     If less than all of the Shares owned by the public stockholders are tendered pursuant to the Offer, the Lindal Family Members intend to implement the Second-Step Transaction, in which the Shares of such remaining public stockholders would be converted into the right to receive the Purchase Price and the Lindal Family Members would thereafter own the entire equity interest in the Company.

     If less than all of the Shares owned by the public stockholders are tendered pursuant to the Offer, and for any reason the Second-Step Transaction does not occur, the Company would have even fewer stockholders and a more limited trading market. Under these circumstances, given the continuing costs of public reporting and compliance, the Company would delist its stock from Nasdaq and seek to terminate its registration under the Exchange Act if it had less than 300 holders of record. Following these steps, the Company would become a private company and there would be no public market for the Company's stock. See "The Tender Offer -- Effect of the Offer on the Market for the Shares; Nasdaq Listing and Exchange Act Registration."

     The Company believes that consummation of the Offer and the Second-Step Transaction, if it occurs, will result in substantially greater flexibility for the Company in the utilization of assets and in the planning of its future. If the Offer and/or the Second-Step Transaction are completed, management will be able to make investments in the Company's business without considering whether other stockholders would approve of such decisions. Such flexibility is believed to be especially appropriate in view of the belief of management that the risks of making such investments may not be appropriate for the Company as a publicly-held entity.

     Certain Effects of the Offer; Plans of the Company After the Offer. Consummation of the Offer and, if completed, the Second-Step Transaction will permit the Lindal Family Members, should they choose to do so, to receive the benefits that result from ownership of the entire equity interest in the Company. Such benefits include management and investment discretion with regard to the future conduct of the business of the Company, the benefits of any profits generated by operations and any increase in the Company's value. Similarly, the Lindal Family Members will also bear the risk of any decrease in the value of the Company.

     Consummation of the Offer and, if completed, the Second-Step Transaction will also allow the Lindal Family Members to recapitalize the Company by increasing its debt to equity ratio, thereby leveraging their equity investment to a degree that might not be appropriate for the Company as a public company. Such high leveraging entails high risk to equity investors. Furthermore, high leveraging and associated high debt service costs may have an adverse effect on earnings and the value of the Company.

     The Second-Step Transaction could be implemented through a merger of the Company with a corporation to be formed and wholly owned by the Lindal Family Members. Under the Delaware General Corporation Law ("DGCL") and the Company's certificate of incorporation the approval of the Board and the affirmative vote of a majority of the outstanding Shares are required to approve a merger at a meeting of the stockholders. The Lindal Family Members, who currently own approximately 48.2% of the outstanding Shares and would own a greater percentage after completion of the Offer, intend to vote all of their Shares in favor of the merger if it is proposed and if a stockholder vote is required. Accordingly, the Lindal Family Members expect to have sufficient voting power to cause the approval and adoption of a merger immediately after the Offer, without the affirmative vote of any other stockholders of the Company. It is contemplated that the consideration payable to the public stockholders in any Second-Step Transaction will be cash in an amount equal to the Purchase Price. Under the DGCL, an entity that owns 90% or more of the outstanding shares of another entity may effect a merger with such other entity without submitting the merger to a vote of stockholders of the other entity (a "short-form merger"). Accordingly, if the Lindal Family Members own 90% or more of the Shares that remain outstanding after completion of the Offer, a merger may be effected as a short-form merger, without a vote of the Company's stockholders. If, however, the percentage of ownership of the Lindal Family Members after completion of the Offer is less than 90% of the Shares then outstanding, a vote of the Company's stockholders will be required under the applicable laws, and a longer period of time may be required to effect a merger. See "Special Factors -- Rights of Stockholders in the Event of the Second-Step Transaction."

     Following the Offer, the Shares will no longer be listed for trading on the Nasdaq, and, if there are less than 300 record stockholders of the Company, the registration of the Shares under the Exchange Act will be terminated. Following the completion of the Offer, the Company will become a private company and the Lindal Family Members will succeed to a more dominant equity interest in the Company. In addition, the Lindal Family Members intend to acquire any remaining equity interest in the Company through the Second-Step Transaction. Following the Offer and the Second-Step Transaction, there will be no publicly traded equity securities of the Company outstanding and the Company will no longer file periodic reports with the Commission. After the Second-Step Transaction the entire equity interest will be owned by the Lindal Family Members. See "The Tender Offer -- Effect of the Offer on the Market for the Shares; Nasdaq Listing and Exchange Act Registration."

     Reversion of the Company to private ownership will eliminate the substantial general and administrative costs attendant to the Company's status as a reporting company under the Exchange Act. In addition to the time expended by Company management, the legal, accounting and other expenses involved in the preparation of annual and other periodic reports are considerable. The Company estimates that its total out-of-pocket expenses associated with maintaining its public status are approximately $225,000 per year. These costs include review of periodic reports to the Commission (such as Form 10-K and Form 10-Q), legal and accounting fees relating to such matters, annual fees for the Company's transfer agent, fees relating to the listing of its common stock on Nasdaq, directors' fees and costs associated with communications with stockholders. These costs do not include the salaries and time of employees of the Company who devote attention to these matters. Additionally, the Company's management believes that required public disclosures under the Exchange Act may have given its competitors, some of which are not similarly burdened, certain information and insights about the Company's operations which have helped them in competing with the Company.

     The Lindal Family Members have advised the Board of Directors that, assuming the completion of the Offer and the Second-Step Transaction, they have no present intention to cause the Company to change its fundamental business, sell or otherwise dispose of the Company or all or any material part of its business, merge, liquidate or otherwise wind-up its business. Nevertheless, the Lindal Family Members may initiate a review of the Company and its assets, corporate structure, capitalization, operations, properties and personnel to determine what changes, if any, would be desirable following the Offer to enhance the operations of the Company.

     Borrowings incurred in connection with the financing of the Offer and the Second-Step Transaction, if it occurs, will increase the consolidated indebtedness of the Company. See "The Tender Offer -- Financing of the Offer and the Second-Step Transaction."

 2. RIGHTS OF STOCKHOLDERS IN THE EVENT OF THE SECOND-STEP TRANSACTION

     No dissenter's or appraisal rights are available to stockholders in connection with the Offer. However, if the Second-Step Transaction is implemented through a merger, the stockholders who have not tendered their Shares will have certain rights to dissent and demand appraisal of, and to receive payment in cash of the fair value of their Shares.

     If a dissenting stockholder were to exercise such appraisal rights in connection with a merger, and if the Company and such stockholder were unable to agree on the fair value of the Shares, a court would determine the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the merger. The fair value of the Shares would be paid in cash to such dissenting stockholder. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earnings capacity. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the price received in the merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 262 OF THE DGCL INCLUDED IN SCHEDULE II ATTACHED HERETO. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL SECTION 262.

 3. POSITION OF THE SPECIAL COMMITTEE AND BOARD; FAIRNESS OF THE OFFER

     Position of the Special Committee. On December 13, 2000, the Special Committee, by unanimous vote, approved the Offer. The Special Committee determined that the Offer is fair to, and in the best interests of, the stockholders other than the Lindal Family Members and recommended that such public stockholders accept the Offer. In reaching its determinations the Special Committee considered the following factors, each of which, in the view of the Special Committee, supported such determination:

          a. the historical market prices and trading activity of the Shares, including the fact that the average daily trading volume of the Shares for calendar 1999 and the first nine months of calendar 2000 has been approximately 4,000 shares per day;

          b. the opinion of FSVK to the Special Committee that the consideration to be offered to the public stockholders is fair to such stockholders from a financial point of view, and the report and analysis presented by FSVK, which included discussion and analysis of historical trading performance of the Shares, discounted free cash flow analysis based on the Company's historical and projected operating results, comparable company analysis, comparable transactions analysis, control premium analysis and book value liquidation value;

          c. the market price for the Shares as compared to the performance of the Company;

          d. the small stockholder base of the Company, as indicated by its approximately 335 stockholders of record;

          e. the fact that the Company could, with a small repurchase program, terminate the registration of the Shares under the Exchange Act without initiating the Offer, because of the number of current record holders of the Shares;

          f. the nature of the Company's business and the industry in which the Company operates, including various uncertainties associated with current and potential future industry and market conditions;

          g. the structure of the going-private transaction, which is designed, among other things, to result in the receipt by the public stockholders of cash consideration at the earliest practicable time without any brokerage fees;

          h. the fact that the Company has not paid a cash dividend in over 20 years to its stockholders, and the expectation that no such cash dividends are expected to be paid in the foreseeable future;

          i. the difficulty in finding buyers of the Company after an extensive search by the Special Committee through FSVK, which made pursuit of this strategic alternative impracticable;

          j. the reluctance of the Lindal Family to consider a sale of their majority interest in the Company at prices discussed in preliminary discussions by several possible buyers, which made the pursuit of such interest impractical; and

          k. the stated intent of the Lindal Family Members that, following the consummation of the Offer, they would propose and pursue the Second-Step Transaction, which would provide all remaining public stockholders with cash in the amount of the Purchase Price for their Shares.

     With respect to the matters contained in the opinion of FSVK, the Special Committee reviewed the report and adopted the analysis contained therein and considered the other factors set forth herein in determining that the Offer is fair. In light of the number and variety of factors that the Special Committee considered in connection with their evaluation of the Offer, they did not find it practicable to assign relative weights to the foregoing factors, and, accordingly, did not do so.

     In addition to the factors listed above, the Special Committee considered the fact that consummation of the Offer would eliminate the opportunity of the stockholders other than the Lindal Family Members to participate in any potential future growth in the value of the Company, but determined that this loss of opportunity was ameliorated in part by the Purchase Price of $4.55 net per Share to be paid in the Offer. See "Special Factors -- Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company after the Offer."

     In connection with its deliberations, the Special Committee considered the Company's liquidation value because the book value per Share of the Company on October 31, 2000 exceeded the Purchase Price. Based on appraisals and other estimates prepared by the Company, as well as advice from FSVK, the Special Committee concluded that the liquidation value per share was not greater than the Purchase Price.

     Position of the Board of Directors and the Lindal Family Members. The Board of Directors of the Company consists of the three members of the Special Committee, four Lindal Family Members and a director who is a Lindal Cedar Homes dealer. The Board, based in part on the unanimous recommendation of the Special Committee, unanimously approved the Offer but, because of the conflict of interest of the Lindal Family members (who make up one half of the Board) did not make a recommendation to the Shareholders. The Board and the Lindal Family Members, however, also believe the Offer is fair to the other stockholders based on (i) the conclusions of, and approval of the Special Committee, as well as the basis therefor, which conclusion and basis are set forth above, and (ii) notwithstanding the fact that the FSVK opinion was provided for the information and assistance of the Special Committee and that the Lindal Family Members are not entitled to rely on such opinion, the fact that the Special Committee had received the written opinion of FSVK that the Purchase Price of $4.55 in cash was fair, from a financial point of view, to the public stockholders. The Board and the Lindal Family Members adopted the analysis of the Special Committee in determining that the Offer is fair, from a financial point of view, to the public stockholders. Neither the Board nor the Lindal Family Members found it practical to, and neither did, quantify or otherwise attach relative weights to the specific factors which they considered.

 4. OPINION OF FIRST SECURITY VAN KASPER, INC.

     In connection with its opinion, First Security Van Kasper, Inc. ("FSVK"), among other things:

     - Reviewed certain publicly available financial statements and other business and financial information of the Company;

     - Reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the Company's management;

     - Reviewed drafts dated September 27, 2000 of certain financial forecasts and other forward looking financial information prepared by the Company's management;

     - Held discussions with the Company's management concerning the business, past and current operations, financial condition and future prospects for the Company;

     - Reviewed the financial terms and conditions set forth in a draft of the Offer to Purchase dated December 12, 2000;

     - Reviewed the stock price and trading history of the Company's common stock;

     - Compared the equity value of the Company implied by the Purchase Price with the valuation multiples of other publicly traded companies that FSVK believes have some similar fundamentals as the Company;

     - Compared the equity value of the Company implied by the Purchase Price with the financial terms of other publicly disclosed transactions that FSVK deemed relevant;

     - Prepared a discounted cash flow analysis of the Company;

     - Compared the control premium of the Purchase Price to the control premiums on domestic transactions and to the control premiums on the acquisition of site builders and manufactured housing companies;

     - Reviewed a liquidation analysis of the Company;

     - Participated in discussions with representatives of the Company and its legal advisors; and

     - Made such other studies and inquiries, and took into account such other matters, as FSVK deemed relevant, including its assessment of general economic, market and monetary conditions as of the date of FSVK's opinion.

     In FSVK's review and analysis, and in arriving at its opinion, it assumed and relied upon the accuracy and completeness of all of the financial and other information provided to FSVK (including information furnished to FSVK orally or otherwise discussed with FSVK by the Company's management) or publicly available and FSVK neither attempted to verify, nor assumed responsibility for verifying, any of such information. FSVK relied upon the assurances of the Company's management that it is not aware of any facts that would make such information inaccurate or misleading. FSVK has not made an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor has FSVK made a physical inspection of any of the properties or assets of the Company. At the request of KeyBank, the Company had Shorett, Kidder, Mathews & Segner Valuation Advisory Group perform a liquidation appraisal on five of its properties as of October 31, 2000 in connection with the KeyBank loan facility. Management has estimated the liquidation value of all other assets and liabilities. FSVK has not performed an independent analysis of these assets and liabilities. With respect to the financial forecasts and projections (and the assumptions and bases therefore) for the Company that FSVK reviewed, upon the advice of the Company's management, FSVK assumed that such forecasts and projections were reasonably prepared in good faith on the basis of reasonable assumptions and reflected the best currently available estimates and judgments of management as to the future financial condition and performance of the Company, and FSVK further assumed that such projections and forecasts would be realized in the amounts and in the time periods then estimated. FSVK assumed that the Offer would be consummated upon the terms set forth in the Offer to Purchase without material alteration thereof. As part of the Offer to Purchase, the Company will accelerate the vesting of outstanding stock options so that all such options will be fully exercisable and the optionees may exercise their options and tender their Shares in the Offer. FSVK has assumed in its analysis that all outstanding options except those held by the Lindal Family Members, where the Purchase Price exceeds the applicable exercise price of such options will be exercised and has based its analysis and opinion assuming full exercise of such options. In addition, it assumed that the historical financial statements of the Company reviewed by FSVK had been prepared and fairly presented in accordance with generally accepted accounting principles consistently applied.

     The fairness opinion was based upon market, economic and other conditions as in effect on, and information made available to FSVK as of, the date of such opinion. The opinion noted that subsequent developments might affect the conclusion expressed in such opinion and that FSVK disclaimed any undertaking or obligation to advise any person of any change in any matter affecting this opinion which might come or be brought to its attention after the date of such opinion. The opinion is limited to the fairness, from a financial point of view and as to the date of such opinion, of the Offer to the Holders of Common Stock. FSVK did not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Offer or (ii) any tax or other consequences that might result from the Offer. The opinion did not address the relative merits of the Offer and the other business strategies that the Company's Board of Directors or the Special Committee thereof had considered or might be considering, nor did it address the decision of the Company's Board of Directors or the Special Committee thereof to proceed with the Offer. The following discussion summarizes the material financial analyses FSVK performed in arriving at its opinion. FSVK presented the results of these analyses to the Special Committee on December 13, 2000.

     Stock Price Analysis. FSVK examined the history of the trading prices and volume for the Company common stock. FSVK noted that the twelve-month trading range for the Company's closing stock price was $1.50 - $3.28 and that the higher end of this range was achieved in early 2000. FSVK noted that the market price of the Company's common stock for all of the prior 24 months had been below the $4.55 Purchase Price.

     Analysis of Certain Public Comparable Companies to the Company. FSVK reviewed and compared certain Company financial information to corresponding financial information, ratios and public market multiples for publicly traded companies that are engaged in manufactured housing or are site builders. These publicly traded companies included American Homestar, Cavalier Homes, Champion Enterprises, Fleetwood Enterprises, KIT Manufacturing Company, Liberty Homes, Nobility Homes, Oakwood Homes, Palm Harbor Homes, Southern Energy Homes, Skyline, Beazer Homes, Hovnanian Enterprises, M.D.C. Holdings, M/I Schottenstein Homes, NVR, The Ryland Group, and Standard Pacific. FSVK selected these companies because they are the publicly traded companies whose operations and financial condition FSVK deemed most comparable to the Company. FSVK compared the trading multiples of the selected companies at the date of FSVK's opinion to the implied enterprise value multiples of the Company.

     Among the information FSVK considered were revenue, operating income ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA"), net income, earnings per share, tangible equity, gross profit margins, EBIT margins, net income margins, and growth in revenues. The multiples and ratios for the comparable companies were based on the most recent publicly available financial information and were based on the closing share prices as of December 13, 2000.

     Information regarding the multiples implied by the terms of the Offer compared to the multiples derived from FSVK's analysis of selected manufactured housing and site builder companies are set forth in the following table. All figures are for the latest twelve months.

             PUBLIC COMPARABLE COMPANY ANALYSIS               EQUITY VALUE
             ----------------------------------               ------------
                                                               (MILLIONS)
Manufactured Housing EV/Revenue Multiple....................     $17.14
Manufactured Housing EV/EBITDA Multiple.....................     $20.33
Manufactured Housing EV/Operating Income Multiple...........     $19.48
Manufactured Housing P/E Ratio..............................     $17.25
Manufactured Housing Market Cap/Tangible Equity.............     $11.12
Site Builder EV/Revenue Multiple............................     $31.43
Site Builder EV/EBITDA Multiple.............................     $27.47
Site Builder EV/Operating Income Multiple...................     $20.60
Site Builder P/E Ratio......................................     $11.00
Site Builder Market Cap/Tangible Equity.....................     $26.13

     NOTE: EV (Enterprise Value) defined as Market Cap plus cash minus debt.

     FSVK observed that the equity value implied by the Purchase Price is below most of the public comparable company multiples for the site builders but within the range of the multiples of the manufactured housing companies. The Public Comparable Company valuation method was not highly weighted in FSVK's analysis for two reasons: (1) the business models of site builders and manufactured housing companies were not exactly comparable to the Company model; and (2) the public comparable companies were in most cases significantly larger in terms of revenue, market capitalization, and had higher trading volume, all of which typically commands higher multiples.

     Premium Analysis. A control premium is defined as the additional consideration that an investor would pay over a marketable minority equity value (i.e., current publicly traded stock prices) in order to own a controlling interest in the common stock of a company.

     - For the quarter ending June 30, 2000, the control premiums for domestic transactions were as follows:

                                                     PREMIUM --    PREMIUM -- EXCLUDING
                                          # DEALS      30 DAY       NEGATIVE PREMIUMS
                                          -------    ----------    --------------------
Domestic Average........................    139         29.7%              51.3%
Domestic Medium.........................    139         29.3%              42.6%

      Source: Mergerstat

     - The average 30-day control premium on the eight acquisitions of site builders and manufactured housing companies from December 13, 1997 to December 13, 2000 was 45.67%.

     - The share price of the Company Cedar Homes, Inc. on December 13, 2000 was $2.50. The proposed tender offer price of $4.55 per share is a 82% premium over the December 13, 2000 share price.

     FSVK noted that the tender offer premiums implied by the $4.55 Purchase Price was significantly above the premiums paid on other acquisitions.

     Comparable Merger and Acquisitions Analysis. FSVK performed an analysis of selected recent merger and acquisition transactions in the manufactured housing and site builder industries. The selected transactions were chosen based on FSVK's judgment that they were generally comparable, in whole or in part, to the proposed transaction. In total, FSVK examined eleven transactions that were announced between Decem-ber 13, 1997 and December 13, 2000. The selected transactions were not intended to be representative of the entire range of possible transactions in the industry. Although FSVK compared the transaction multiples of these companies to the implied equity value multiples of the Company, none of the selected companies is identical to the Company.

     FSVK reviewed the consideration paid in such transactions in terms of the Equity Value of such transactions as a multiple of revenues, EBITDA and net income for the latest twelve months prior to the announcement of such transactions.

     Information regarding the multiples implied by the terms of the Offer compared to the acquisition multiples from FSVK's analysis of selected distribution companies is set forth in the following table. All figures are for the latest twelve months. FSVK applied the multiples implied by these transactions to the operating statistics for the Company to indicate an implied price range for the Company. These results are set forth in the following table:

                                                              EQUITY VALUE
                                                              ------------
                                                               (MILLIONS)
Equity Value/Revenue Multiple...............................     $13.86
Equity Value/EBITDA Multiple................................     $17.40
Equity Value/Net Income Multiple............................     $12.91

     FSVK noted that the equity value implied by the Purchase Price is above the valuation derived from the Precedent Transaction Analysis.

     Discounted Cash Flow Analysis. Using a discounted cash flow analysis, FSVK estimated the net present value of the free cash flows that the Company could produce on a stand-alone basis over a four-year period from 2001 to 2004. Free cash flows means Cash Flow from Operations less Cash Flow from investing, less after-tax interest expense. In estimating these cash flows, FSVK used the financial projections provided by the Company management. In calculating the "terminal value", FSVK assumed multiples of Enterprise Value to EBITDA ranging from 5.0x to 6.5x, which multiples FSVK believed to be appropriate for such an analysis. FSVK also performed discounted cash flow analysis on the basis of price to earnings ratios for terminal values ranging from 7.0x to 10.0x 2004 net earnings. FSVK also performed discounted cash flow analysis on the basis of perpetuity of 2004 free cash flow for a terminal value discounted at rates from 15% to 35%. The annual and terminal free cash flows were discounted at rates between 15% and 35% to determine a net present value of the Enterprise Value of the Company. These implied enterprise values were then added to the year 2000 excess cash (cash greater than $3 million for working capital) and less the year 2000 debt of the Company for implied equity values. The discounted cash flow analysis conducted by FSVK indicated the following:

                            LINDAL CEDAR HOMES, INC.
                          DISCOUNTED CASH FLOW SUMMARY

DCF WITH EBITDA MULTIPLE TERMINAL VALUE

                           15%           20%           25%           30%           35%
                       -----------    ----------    ----------    ----------    ----------
 5.0.................  $27,333,224    24,561,960    22,283,278    20,393,082    18,812,316
 5.5.................   28,677,441    25,695,758    23,246,266    21,216,247    19,520,140
 6.0.................   30,021,658    26,829,556    24,209,253    22,039,413    20,227,965
 6.5.................   31,365,875    27,963,354    25,172,241    22,862,579    20,935,790

DCF WITH PRICE EARNINGS RATIO TERMINAL VALUE

                           15%           20%           25%           30%           35%
                       -----------    ----------    ----------    ----------    ----------
 7.0.................  $25,677,463    23,165,385    21,097,102    19,379,133    17,940,441
 8.0.................   27,361,235    24,585,586    22,303,345    20,410,235    18,827,066
 9.0.................   29,045,008    26,005,787    23,509,588    21,441,336    19,713,690
10.0.................   30,728,780    27,425,988    24,715,831    22,472,438    20,600,315

DCF WITH PERPETUITY OF FREE FLOW TERMINAL VALUE

    15%           20%           25%           30%           35%
-----------    ----------    ----------    ----------    ----------
$21,968,726    18,333,895    16,125,475    14,634,708    13,556,982

     FSVK noted that the valuation implied by the proposed Purchase Price is within the range of values established through the discounted cash flow method of valuation. The Company's value is at the lower end of the range because of the higher discount rate and lower terminal value multiple typically associated with a company of the Company's size compared to the discount rates and terminal value multiples of larger, more diversified public companies.

     Adjusted Book Value. FSVK reviewed the Company's book value and an estimate of the liquidation value. The Company's October 1, 2000 Balance Sheet, prepared in accordance with generally accepted accounting principles ("GAAP"), show total shareholders' equity of $19.48 million, which compare with the Equity Value of the Purchase Price of $19.3 million.

                                                            10/1/00
                                                          -----------
Shareholders' Equity....................................  $19,483,092
Option Proceeds.........................................  $   958,038
Adjusted Book Value.....................................  $20,441,130
Basic Shares Outstanding................................  $ 4,136,622
Fully Diluted Shares Outstanding........................  $ 4,446,348
Basic Book Value Per Share..............................  $      4.71
Fully Diluted Book Value Per Share......................  $      4.60

     FSVK has not made an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor has FSVK made a physical inspection of any of the properties or assets of the Company. At the request of KeyBank the Company had Shorett, Kidder, Mathews & Segner Valuation Advisory Group perform a liquidation appraisal on five of its properties as of October 31, 2000 in connection with the KeyBank loan facility. The liquidation value of the five appraised real estate assets was $3,179,538 over their historical book value as of October 31, 2000.

     Management has estimated the liquidation value of all other assets and liabilities. FSVK has not performed an independent analysis of these assets and liabilities. It is management's estimate that the liquidation value, as of October 31, 2000 of all the assets and liabilities of the Company, after the write-up on the five appraised properties, is $14,431,779 or $3.49 on the basic shares and $3.46 on a fully diluted basis.

     General. This summary is not a complete description of the analysis performed by FSVK but contains all material elements of the analysis. The preparation of a fairness opinion involves determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires FSVK to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by FSVK was carried out in order to provide a different perspective on the Offer and add to the total mix of information available. FSVK did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, FSVK considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. FSVK did not place particular reliance or weight on any particular analysis, but instead concluded its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, FSVK believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction. In performing its analyses, FSVK made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by FSVK are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

     FSVK is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with tender offer transactions and other types of strategic combinations and acquisitions. Over the past year FSVK has received customary fees from the Company for providing strategic advisory services. FSVK has also received a fee for the rendering of the fairness opinion. In addition, the Company has agreed to indemnify FSVK and its affiliates against certain liabilities, including liabilities arising under applicable securities laws and its out of pocket legal expenses in connection with any litigation relating to the transaction.

     FSVK was not retained as an advisor or agent to the Company shareholders or any other person other than as an advisor to the Special Committee. The Special Committee and the Investors determined the Purchase Price in arms-length negotiations in which FSVK advised the Special Committee. The Company did not impose any restrictions or limitations upon FSVK with respect to the investigations made or the procedures that FSVK followed in rendering its opinion.

 5. INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE SECOND-STEP TRANSACTION

     In considering the Offer and the fairness of the consideration to be received in the Offer and the Second-Step Transaction, if it occurs, stockholders should be aware that certain officers and directors of the Company have interests in the Offer that are described below and which may present them with certain actual or potential conflicts of interest.

     As of October 31, 2000, the Lindal Family Members, who represent four of eight directors and two executive officers, beneficially owned 1,994,591 Shares (excluding stock options), or 48.2% of the Shares. Even if only a small number of Shares are tendered in the Offer, the Lindal Family Members will own more than a majority of the outstanding Shares and, if acting together, will be able to control all matters requiring approval of the Company's stockholders, including the election of directors and the approval of any Second-Step Transaction. The Board was aware of these actual and potential conflicts of interest and considered them along with the other matters described under "Special Factors -- Position of the Company's Board; Fairness of the Offer" and "Special Factors -- Beneficial Ownership of Shares."

     Each of the Lindal Family Members has advised the Company that he or she does not intend to tender any Shares pursuant to the Offer.

     As of October 31, 2000, directors other than Lindal Family Members (including members of the Special Committee) beneficially own 156,342 Shares, including options to purchase 129,242 Shares, of which 126,500 have exercise prices less than the Purchase Price (ranging from $1.563 - $4.25 per share). Executive officers other than Lindal Family Members beneficially own 59,291 Shares, including options to purchase 52,988 Shares, of which 47,738 have exercise prices less than the Purchase Price (ranging from $1.563 - $4.364 per share). These directors and executive officers have advised the Company that they intend to tender their Shares and options in the Offer, other than Shares subject to options having exercise prices higher than the Purchase Price.

     As part of the Offer, the Company accelerated the vesting of outstanding stock options so that all such options are fully exercisable and will provide optionees with the opportunity to surrender such options in exchange for payment from the Company (subject to any applicable withholding taxes) in cash equal to the product of (x) the total number of Shares subject to any such stock option and (y) the excess of the Purchase Price over the exercise price per Share subject to such stock option, without any interest thereon. None of the Lindal Family Members will be exercising stock options owned by them in connection with the Offer.

     The Lindal Family Members and Bonnie G. McLennaghan are parties to a Family Voting Agreement dated as of September 15, 2000 (the "Voting Agreement") to govern relations among the parties after the completion of the Offer. The Voting Agreement will become effective on completion of the Offer and will remain in effect so long as the parties beneficially own at least one-half of the outstanding voting stock of the Company. Under the Voting Agreement the Board of Directors will consist of each of the parties (or their representatives) who initially retain all their stock and who continue to own at least 5% of outstanding stock (initially, the Lindal Family Members). In addition, one-half of all annual income of the Company will be distributed as dividends or used to repurchase common stock tendered by Lindal Family Members. Under the Voting Agreement, the Company is also obligated to repurchase common stock quarterly if any common stock is tendered for repurchase by Lindal Family Members up to an amount reasonably deemed appropriate on an annual basis by the Board and approved by the Company's lenders. If available cash is insufficient to repurchase on an annual basis one-fifth of the shares of stock offered to the Company by parties to the Voting Agreement, and the Company has assets that a majority of the Board determine to be excess to the Company's operating needs, then the Company shall sell such excess assets and use the proceeds, subject to the requirements of any lenders, to repurchase stock in accordance with the Voting Agreement. The repurchase prices shall be established annually by unanimous vote of the directors. If the directors fail to set the price, then the price shall be the net book value at the end of the calendar year. If the stock is purchased in the second half of the year, a portion of the shares will be purchased at the price determined at the end of the year. If any shareholder falls below 5% ownership, the Company has the option to purchase any or all of the remaining shares of such shareholder during any quarterly repurchase period. All parties to the Voting Agreement agree to vote their shares to carry out the terms of the agreement.

     Except as described herein, based on the Company's records and on information provided to the Company by its directors and executive officers, neither the Company, nor any associate or subsidiary of the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates or affiliates of any of the foregoing, has effected any transactions involving the Shares during the 60 business days prior to the date hereof. Except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

     Under the DGCL, corporations organized under the laws of Delaware are permitted to indemnify their current and former directors, officers, employees and agents under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. The Company's Certificate of Incorporation and Bylaws provide that each director and officer will be indemnified by the Company against liabilities and expenses incurred in connection with any threatened, pending or completed legal action or proceeding to which he or she may be made a party or threatened to be made a party by reason of being a director of the Company or a predecessor company, or serving any other enterprise as a director or officer at the request of the Company. The Company's Certificate of Incorporation provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the DGCL, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The DGCL provides that a corporation's certificate of incorporation may include a provision which eliminates or limits the personal liability of its directors or officers to the corporation or its stockholders for money damages for breach of fiduciary duty as a director except: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for liability in connection with the unlawful payment of dividends or unlawful stock purchases or redemptions; or (4) for any transaction from which the director derived an improper personal benefit. The Company has also purchased directors' and officers' liability insurance for the benefit of these persons.

 6. BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth certain information, as of October 31, 2000, regarding the ownership of Shares by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Shares, each director of the Company, each executive officer of the Company, and all executive officers and directors of the Company as a group:

                                                              AMOUNT AND NATURE OF
                                                              BENEFICIAL OWNERSHIP    PERCENT
             NAME AND ADDRESS(1) OF STOCKHOLDER                      (2)(3)           OF CLASS
             ----------------------------------               --------------------    --------
Sir Walter Lindal(4)........................................         878,324(5)        19.50%
Robert W. Lindal(4).........................................         504,423(6)        11.20%
Bonnie G. McLennaghan(4)....................................         395,668(6)         8.78%
Douglas F. Lindal(4)........................................         385,656(6)         8.56%
Martin J. Lindal(4).........................................         366,588(6)         8.14%
Heartland Advisors, Inc.....................................         345,400            7.67%
  790 North Milwaukee Street
  Milwaukee, WI 53202
Charles R. Widman...........................................          47,725            1.06%
William M. Weisfield........................................          47,017            1.04%
Charles T. Collins..........................................          37,500               *
Gary D. Kline...............................................          28,353               *
Steven G. Conley............................................          24,100               *
David S. Nixon..............................................          12,938               *
Dennis L. Gregg.............................................          10,000               *
Jeffrey Caden...............................................           3,000               *
Louis Carlascio.............................................           3,000               *
Kenneth R. Schafer..........................................           2,000               *
All executive officers and directors as a group (14
  persons)..................................................       2,350,624           52.19%

---------------
(1) Unless otherwise indicated, the address of each of the stockholders is the address of the Company.

(2) Beneficial ownership includes both voting and investment power.

(3) With respect to the following individuals and to all executive officers and directors as a group, the beneficial ownership data includes options to purchase common stock exercisable within 60 days of October 31, 2000 as follows: (i) options to purchase 35,100 shares held each by Sir Walter Lindal, Robert W. Lindal, Douglas F. Lindal, and Martin J. Lindal; (ii) options to purchase 41,725 shares held by Charles R. Widman; (iii) options to purchase 41,017 shares held by William M. Weisfield; (iv) options to purchase 25,000 shares held Charles T. Collins; (v) options to purchase 21,500 shares held by Steven Conley; (vi) options to purchase 23,050 shares held by Gary D. Kline; (vii) with respect to David S. Nixon, options to purchase 8,838 shares held directly and options to purchase 4,100 shares are held by Cydney Lewis-Nixon, the wife of David S. Nixon; (viii) options to purchase 9,000 shares held by Dennis L. Gregg; (ix) options to purchase 3,000 shares held by Jeffrey Caden; (x) options to purchase 3,000 shares held by Louis Carlascio; (xi) options to purchase 2,000 shares held by Kenneth R. Schafer and (xii) options to purchase 322,630 shares held by all executive officers and directors as a group. With respect to Bonnie G. McLennaghan, the beneficial ownership data includes options to purchase common stock as follows: (i) options to purchase 35,100 shares held directly and (ii) options to purchase 10,000 shares held by Robert McLennaghan, the husband of Bonnie McLennaghan.

(4) Robert W. Lindal, Martin J. Lindal and Douglas F. Lindal are sons, and Bonnie McLennaghan is the daughter, of Sir Walter Lindal.

(5) Includes 705,589 shares held by Lindal, Inc., a private corporation controlled by Sir Walter Lindal in which all adult members of the Lindal family have an ownership interest.

(6) Does not include any portion of the 705,589 shares owned by Lindal, Inc.

 7. FEES AND EXPENSES

     The following is an estimate of expenses incurred or to be incurred in connection with the Offer. Also see "The Tender Offer -- Fees and Expenses."

Legal Fees..................................................  $150,000
Printing and Mailing........................................    35,000
Filing Fees.................................................     5,000
Depositary Fees.............................................    10,000
Information Agent Fees......................................     8,000
Investment Banker's Fees....................................   220,000
Accountant's Fees...........................................    30,000
Financing Fees..............................................    29,000
Miscellaneous...............................................    13,000
                                                              --------
          Total.............................................  $500,000
                                                              ========

                                THE TENDER OFFER

 1. TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Company will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with "The Tender Offer -- Withdrawal Rights" at a price of $4.55 per Share (the "Purchase Price"), net to the seller in cash, without interest thereon. The term "Expiration Date" means 12:00 midnight, New York City time, on January 19, 2001, unless and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "The Tender Offer -- Certain Conditions of the Offer," by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See "The Tender Offer -- Withdrawal Rights."

     Subject to the applicable regulations of the Commission, the Company also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, pending receipt of any regulatory approval specified in "The Tender Offer -- Certain Legal Matters and Regulatory Approvals," (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "The Tender Offer -- Certain Conditions of the Offer" and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Company acknowledges that (i) Rule 13e-4(f) under the Exchange Act requires the Company to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Company may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "The Tender Offer -- Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Company makes a material change in the terms of the Offer or other information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend on the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.

     If, prior to the Expiration Date, the Company should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of

Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of this Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Pursuant to Rule 14d-11, under the Exchange Act, the Company may, subject to certain conditions, provide a subsequent offering period of from three business days to twenty business days in length following the purchase of Shares on the Expiration Date (the "Subsequent Offering Period"). The Company currently has no intention to provide a Subsequent Offering Period but reserves the right to provide for one if the Lindal Family Members own less than 90% of the outstanding Shares following expiration of the initial offering period. A Subsequent Offering Period is an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares that had not been purchased in the Offer. A Subsequent Offering Period is not an extension of the Offer which already will have been completed. In the event the Company decides to provide for a Subsequent Offering Period, it will notify the stockholders by means of a public announcement.

     During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and the Company will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Company may provide a Subsequent Offering Period so long as, among other things,
(i) the initial twenty business days period of the Offer has expired; (ii) the Company offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the Offer; (iii) the Company accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration Date; (iv) the Company announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period; and (v) the Company immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In the event the Company elects to extend the Subsequent Offering Period, the Company will notify the stockholders consistent with the requirements of the Commission.

     PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING THE SUBSEQUENT OFFERING PERIOD. THE OFFER PRICE WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE SUBSEQUENT OFFERING PERIOD.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for payment and pay for (and thereby purchase) all Shares properly tendered and not properly withdrawn prior to the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Company in its sole discretion's, which determination will be final and binding. See "The Tender Offer -- Terms of the Offer; Expiration Date" and "-- Certain Conditions of the Offer."

     Upon the terms and subject to the conditions of the Offer, promptly after the latest to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in "The Tender Offer -- Certain Conditions of the Offer" the Company will accept for payment and pay a Purchase Price of

$4.55 per Share for any and all Shares properly tendered, and not properly withdrawn. Subject to applicable rules of the Commission, the Company expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in "The Tender
Offer -- Certain Legal Matters and Regulatory Approvals" or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Tender Offer -- Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required under the Letter of Transmittal.

     For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Company gives oral or written notice to the Depositary of the Company's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Company and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION

COSTS ARE APPLICABLE IF STOCKHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          a. such tender is made by or through an Eligible Institution;

          b. a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company is received prior to the Expiration Date by the Depositary as provided below; and

          c. the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Company.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the number of Shares to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Lost, Destroyed or Stolen Certificates. If any certificates for the Shares have been lost, destroyed or stolen, stockholders should contact the Depositary immediately at the address and telephone number set forth on the back cover of this Offer to Purchase. In such event, the Depositary will forward additional documentation necessary to be completed in order to surrender effectively such lost, destroyed or stolen certificates. The Purchase Price with respect to the relevant Shares will not be paid until the procedures for replacing lost, destroyed or stolen certificates have been followed.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Company as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Company (and with respect to any and all Shares or other securities issued or issuable in respect of such Shares on or after December 20,
2000). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Company accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Company will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAY-

MENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 11 OF THE LETTER OF TRANSMITTAL.

     Tendering Stockholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Company that (a) the stockholder has a "net long position" (as defined in Rule 14e-4 promulgated by the Commission under the Exchange Act) in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and conditions of the Offer.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

 4. WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after February 16, 2001. If the Company extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer, the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the "The Tender Offer -- Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including the time of receipt) or any notice of withdrawal will be determined by the Company, in its sole discretion, whose determination will be final and binding. None of the Company, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Tender Offer -- Procedures for Accepting the Offer and Tendering Shares."

 5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Sales of Shares by stockholders pursuant to the Offer will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. No ruling as to any matter discussed in this summary has been requested or received from the Internal Revenue Service. The federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances.

     Under section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Shares pursuant to the Offer will, as a general rule, be treated as a sale or exchange if the receipt of cash upon such sale (a) is "substantially disproportionate" with respect to the stockholder, (b) results in a "complete redemption" of the stockholder's interest in the Company or (c) is "not essentially equivalent to a dividend" with respect to the stockholder. If any of those three tests is satisfied, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's tax basis in the Shares sold pursuant to the Offer. Recognized gain or loss will be capital gain or loss, assuming the Shares are held as capital assets, which will be long-term capital gain or loss if the Shares are held for more than one year. If you are a certain type of entity or individual (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign stockholders and stockholders who acquired their shares upon the exercise of options or otherwise as compensation) you may be subject to special rules not discussed below.

     Net capital gain recognized by an individual upon the sale of, or otherwise attributable to, a capital asset that has been held for more than one year will generally be subject to tax at a rate not to exceed 20%. Capital gain recognized from the sale of, or otherwise attributable to, a capital asset held for one year or less will be subject to tax at the ordinary income tax rates. Currently, the highest ordinary income tax rate is 39.6%. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. The deductibility of capital losses by individuals and corporations is subject to certain limitations.

     In determining whether any of the tests under section 302 of the Code are satisfied, stockholders must take into account not only the shares of Common Stock they actually own, but also any shares of Common Stock they are deemed to own pursuant to the constructive ownership rules of section 318 of the Code. Pursuant to those constructive ownership rules, a stockholder is deemed to own Common Stock actually owned, and in some cases constructively owned, by certain related individuals or entities, and any Common Stock that the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security. The receipt of cash will be "substantially disproportionate" with respect to a stockholder if, among other things, the percentage of the outstanding Common Stock actually and constructively owned by the stockholder immediately following the sale of Shares pursuant to the Offer (treating as no longer outstanding all Shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding Common Stock actually and constructively owned by such stockholder immediately before the sale of Shares pursuant to the Offer (treating as outstanding all Shares purchased pursuant to the Offer). Stockholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular facts and circumstances.

     The receipt of cash by a stockholder will result in a "complete redemption" of the stockholder's interest in the Company if all the Common Stock actually and constructively owned by the stockholder is sold pursuant to the Offer or otherwise and, if applicable, the stockholder is eligible to waive and does effectively waive attribution of all Common Stock constructively owned by the stockholder in accordance with section 302(c) of the Code.

     Even if the receipt of cash by a stockholder fails to satisfy the "substantially disproportionate" test and the "complete redemption" test such stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test, if the stockholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" in the stockholder's proportionate interest in the Company. Whether a meaningful reduction has occurred and, therefore, whether the receipt of cash by a stockholder will be "not essentially equivalent to a dividend," will depend upon the individual stockholder's facts and circumstances. Stockholders expecting to rely upon the "not essentially equivalent to a dividend" test should therefore consult their tax advisors as to its application in their particular situations.

     If none of the three tests under section 302 is satisfied then, to the extent the Company has sufficient earnings and profits, the tendering stockholder will be treated as having received a dividend includible in gross income (and taxable at ordinary income rates) in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer (without any offset for such shareholders tax basis in the Shares surrendered).

     In the case of a corporate stockholder, if the cash paid is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if, among other things, the corporate stockholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as "debt financed portfolio stock" within the meaning of section 246A(c) of the Code. Generally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" under section 1059(a) of the Code, in which case such corporate stockholder's tax basis in Shares retained by such stockholder would be reduced, but not below zero, by the amount of the nontaxed portion of the dividend. Any amount of the nontaxed portion of the dividend in excess of the stockholder's basis will generally be treated as capital gain and will be recognized in the taxable year in which the extraordinary dividend is received. If a redemption of Shares from a corporate stockholder pursuant to the Offer is treated as a dividend as a result of the stockholder's constructive ownership of other Common Stock that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends-received deduction would reduce the stockholder's adjusted tax basis only in its Shares sold pursuant to the Offer, and any excess of such non-taxed portion over such basis would be currently taxable as gain on the sale of such Shares. Except as may otherwise be provided in applicable Treasury regulations, in the case of any redemption of stock which is not pro rata as to all stockholders, any amount treated as a dividend under the rules of section 302 of the Code is treated as an extraordinary dividend without regard to the stockholder's holding period or the amount of the dividend. Corporate stockholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of section 1059 of the Code.

     "Backup withholding" at a rate of 31% will apply to payments made to stockholders pursuant to the Offer unless the stockholder has furnished its taxpayer identification number in the manner prescribed in applicable Treasury regulations, has certified under penalties of perjury that such number is correct, has certified as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a stockholder of Shares under the backup withholding rules generally will be allowed as a refund or a credit against such stockholder's United States federal income tax liability, provided the required information is furnished to the IRS.

     To avoid the imposition of the backup withholding, stockholders who are U.S. persons should submit to the Depositary the Form W-9 included with the Letter of Transmittal, and stockholders who are non-U.S. persons should submit to the Depositary form W-8BEN. Stockholders should consult their tax advisors to determine whether or not they will be treated as a U.S. person for purposes of backup withholding.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE FEDERAL INCOME TAX LAW NOW IN EFFECT, WHICH IS SUBJECT TO CHANGE, POSSIBLY RETROACTIVELY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTIC-

ULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER AND THE EFFECT OF THE RULES DESCRIBED ABOVE.

 6. PRICE RANGE OF SHARES; DIVIDENDS

     The Shares are listed and principally traded on the Nasdaq market under the ticker symbol "LNDL." The following table sets forth, for the periods indicated, the high and low sales prices per Share reported on the Nasdaq:

                                                               HIGH      LOW
                                                              ------    -----
YEAR ENDED DECEMBER 31, 1998:
  First Quarter.............................................  $3.875    3.000
  Second Quarter............................................   3.375    2.875
  Third Quarter.............................................   3.250    1.500
  Fourth Quarter............................................   2.375    1.438

YEAR ENDED DECEMBER 31, 1999:
  First Quarter.............................................  $3.000    1.250
  Second Quarter............................................   2.563    1.500
  Third Quarter.............................................   3.125    2.000
  Fourth Quarter............................................   3.156    1.000

YEAR ENDED DECEMBER 31, 2000:
  First Quarter.............................................  $3.281    1.875
  Second Quarter............................................   2.500    1.625
  Third Quarter.............................................   2.438    1.500
  Fourth Quarter (through December 8).......................   3.000    1.844

     On December 13, 2000, the last day the shares were traded prior to the announcement of the Offer, the last reported sales price per Share as reported on the Nasdaq was $2.50 per share. As of October 31, 2000, the Shares were held by approximately 335 stockholders of record.

     The Company has not declared or paid any cash dividends on the Shares in the past 20 years. The Company does not anticipate paying cash dividends on the Shares in the foreseeable future. In addition, the certain of the Company's lending agreements prohibit the Company from paying cash dividends without the lender's prior consent. The Company intends to retain future earnings to finance its operations and to fund the growth of the business. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the Board of Directors deems relevant.

     On November 21, 2000, Robert Lindal purchased 67,309 Shares at a purchase price of $4.55 per share from Lindal, Inc., a private corporation controlled by Sir Walter Lindal in which all adult members of the Lindal family have an ownership interest.

 7. CERTAIN INFORMATION CONCERNING THE COMPANY

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company.

     General. The Company is a Delaware corporation with its principal executive offices located at 4300 South 104th Place, Seattle, Washington 98178. The telephone number of the Company at such offices is 206-725-0900. The Company is primarily engaged in the manufacture and distribution of custom cedar homes, windows and sunrooms. The Company re-manufactures most of its standard dimensional cedar lumber needs. Remanufactured cedar lumber that meets the Company's quality standards is combined with manufactured and/or purchased windows, manufactured sunrooms, and other purchased forest products and building materials into home packages which can be shipped nationally and internationally to the home buyer's construction site. Remanufactured cedar lumber that is not of a grade suitable for use in homes is sold on the open lumber market.

     Financial Information. Set forth on the following page is certain summary financial information relating to the Company for the periods indicated. The summary financial information (other than "Other Data" and "Pro Forma Data") set forth below for the nine months ended October 1, 2000 and October 3, 1999 have been derived from the unaudited consolidated financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters ended October 1, 2000 and October 3, 1999, respectively (the "Forms 10-Q"). The financial information for the nine month periods ended October 1, 2000 and October 3, 1999, has not been audited and, in the opinion of management, reflects all adjustments (consisting of normal recurring adjustments) which are necessary for a fair presentation of such information. Results for the nine month periods are not necessarily indicative of results for the full year. The summary financial information (other than "Other Data" and "Pro Forma Data") set forth below for the years ended December 31, 1999 and 1998 have been derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "Form 10-K"). More comprehensive financial information is included in the Forms 10-Q, the Form 10-K and other documents filed by the Company with the Commission, which financial information is incorporated herein by reference. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. The Company's Forms 10-Q and Form 10-K and other such documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below under "Available Information."

                         SUMMARY FINANCIAL INFORMATION

                                                 AS OF AND FOR THE                AS OF AND FOR THE
                                                 NINE MONTHS ENDED                FISCAL YEARS ENDED
                                            ----------------------------    ------------------------------
                                            OCT. 1, 2000    OCT. 3, 1999    DEC. 31, 1999    DEC. 31, 1998
                                             (39 WEEKS)      (39 WEEKS)      (52 WEEKS)       (52 WEEKS)
                                            ------------    ------------    -------------    -------------
                                               (DOLLARS IN THOUSANDS, EXCEPT RATIO AND PER SHARE DATA)
Balance Sheet Data:
  Current assets..........................    $23,792          19,393          19,078           15,380
  Non-current assets......................      8,856          12,552          12,801           12,762
  Current liabilities.....................      9,378           8,941           8,732            6,423
  Non-current liabilities.................      3,787           4,852           4,712            4,929
  Stockholders' equity....................     19,483          18,152          18,435           16,790
Statement of Operations Data:
  Revenue.................................    $32,560          28,812          39,505           37,719
  Gross profit............................      7,105           7,144           9,338            7,619
  Net earnings (loss).....................      1,323             953           1,020             (936)
  Net earnings (loss) per common share
     -- basic and diluted.................    $   .32             .23             .25             (.23)
Other Data:
  Book value per common share.............    $  4.71            4.39            4.46             4.07
  Ratio of earnings to fixed charges......       9.68x           5.93x           5.80x             N/A
  Deficiency of earnings to cover fixed
     charges..............................        N/A             N/A             N/A            1,286
Pro Forma Data:
  Current assets..........................    $14,595              --              --               --
  Non-current liabilities.................      4,687              --              --               --
  Stockholders' equity....................      9,019              --              --               --
  Net earnings (loss).....................      1,122              --             875               --
  Net earnings (loss) per common share
     -- basic and diluted.................    $   .56              --             .44               --
  Book value per common share.............    $  4.52              --              --               --
  Ratio of earnings to fixed charges......       6.58x             --            4.29x              --

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

     The following unaudited pro forma financial information and accompanying notes of Lindal Cedar Homes Inc. (the "Company") are based on historical financial statements of the Company and give effect to the Offer and are based on the estimates and assumptions set forth in the notes to such information. This pro forma information has been prepared based on historical financial statements of the Company and should be read in conjunction with the historical financial statements and notes thereto included in the Company's fiscal 1999 Form 10-K and the fiscal 2000 third quarter Form 10-Q.

     The unaudited pro forma condensed consolidated balance sheet information gives effect to the Offer as if it had occurred on October 1, 2000. The unaudited pro forma condensed consolidated statements of operations for the nine months ended October 1, 2000, and for the year ended December 31, 1999, give effect to the Offer as if it had occurred on January 1, 1999.

     The pro forma adjustments are based upon available information and upon assumptions that management believes are reasonable under the circumstances. The following unaudited pro forma financial information and accompanying notes should be read in conjunction with the historical financial statements of the Company. The pro forma financial information does not purport to represent what the Company's actual operating results of operations or actual financial position would have been had the offer occurred on such dates or to project the Company's results of operations or financial position for any future period or date.

                   LINDAL CEDAR HOMES, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET*
                                OCTOBER 1, 2000
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                                          PRO FORMA
                                                          HISTORICAL    ADJUSTMENTS(1)    PRO FORMA
                                                          ----------    --------------    ---------
Current assets:
  Cash, cash equivalents and investments................   $12,979          (9,197)(2)       3,782
  Receivables:
     Trade..............................................     1,325              --           1,325
     Refundable federal taxes...........................       268              --             268
                                                           -------         -------         -------
                                                             1,593              --           1,593
     Less allowance for doubtful receivables............        78              --              78
                                                           -------         -------         -------
          Net receivables...............................     1,515              --           1,515
  Inventories...........................................     7,608              --           7,608
  Promotional material..................................     1,002              --           1,002
  Other current assets..................................       688              --             688
                                                           -------         -------         -------
          Total current assets..........................    23,792          (9,197)         14,595
Other assets............................................     1,379              --           1,379
Property, plant and equipment, net......................     7,477              --           7,477
                                                           -------         -------         -------
                                                           $32,648          (9,197)         23,451
                                                           =======         =======         =======

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt................   $   138             100(2)          238
  Accounts payable and accrued expenses.................     3,444             420(2)        3,864
  Income taxes payable..................................       174            (153)(3)          21
  Customer deposits.....................................     5,622              --           5,622
                                                           -------         -------         -------
          Total current liabilities.....................     9,378             367           9,745
Long-term debt, excluding current installments..........     3,492             900(2)        4,392
Deferred income taxes...................................       295              --             295
Stockholders' equity:
  Common stock..........................................        41             (21)(2)          20
  Additional paid-in capital............................    16,061         (10,145)(2)       5,916
  Accumulated other comprehensive loss..................    (1,112)             --          (1,112)
  Retained earnings.....................................     4,493            (298)(3)       4,195
                                                           -------         -------         -------
          Total stockholders' equity....................    19,483         (10,464)          9,019
                                                           -------         -------         -------
                                                           $32,648          (9,197)        $23,451
                                                           =======         =======         =======
Book value per common share(4)..........................   $  4.71                         $  4.52

   *See accompanying notes to the unaudited pro forma condensed consolidated financial information.

                   LINDAL CEDAR HOMES, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENTS OF OPERATIONS*
                   FOR THE NINE MONTHS ENDED OCTOBER 1, 2000
           (AMOUNTS IN THOUSANDS, EXCEPT RATIO AND PER SHARE AMOUNTS)

                                                                          PRO FORMA
                                                          HISTORICAL    ADJUSTMENTS(1)    PRO FORMA
                                                          ----------    --------------    ---------
Revenue:................................................   $32,560         $    --         $32,560
  Cost of goods sold....................................    25,455              --          25,455
                                                           -------         -------         -------
          Gross profit..................................     7,105              --           7,105
Operating expenses:
  Selling, general and administrative expenses..........     6,113              --           6,113
  Display court expenses................................       411              --             411
                                                           -------         -------         -------
          Total operating expenses......................     6,524              --           6,524
  Net gain from disposition and impairment of operating
     assets.............................................     1,025              --           1,025
                                                           -------         -------         -------
          Operating income..............................     1,606              --           1,606
Other income (expense):
  Rental income.........................................   $   113              --             113
  Interest, net.........................................       174            (305)(5)        (131)
  Gain from sale of assets..............................        18              --              18
  Other, net............................................         7              --               7
                                                           -------         -------         -------
          Other income (expense), net...................       312            (305)              7
                                                           -------         -------         -------
          Earnings before income taxes..................     1,918            (305)          1,613
Income tax expense (benefit)............................       595            (104)(6)         491
                                                           -------         -------         -------
          Net earnings..................................   $ 1,323         $  (201)        $ 1,122
                                                           =======         =======         =======
Common shares used in computing earnings per common
  share:
  Basic.................................................     4,131          (2,136)          1,995
  Diluted...............................................     4,149          (2,154)          1,995
Earnings per common share -- basic and diluted..........   $   .32                         $   .56
Ratio of earnings to fixed charges(7)...................      9.68x                           6.58x

   *See accompanying notes to the unaudited pro forma condensed consolidated financial information.

                   LINDAL CEDAR HOMES, INC. AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS*
                      FOR THE YEAR ENDED DECEMBER 31, 1999
           (AMOUNTS IN THOUSANDS, EXCEPT RATIO AND PER SHARE AMOUNTS)

                                                                          PRO FORMA
                                                        HISTORICAL    ADJUSTMENTS(1)(8)    PRO FORMA
                                                        ----------    -----------------    ---------
Revenue...............................................   $39,505           $    --          $39,505
  Cost of goods sold..................................    30,167                --           30,167
                                                         -------           -------          -------
          Gross profit................................     9,338                --            9,338
Operating expenses:
  Selling, general and administrative expenses........     7,674                --            7,674
  Display court expenses..............................       484                --              484
                                                         -------           -------          -------
          Total operating expenses....................     8,158                --            8,158
                                                         -------           -------          -------
          Operating income............................     1,180                --            1,180
Other income (expense):
  Rental income.......................................       201                --              201
  Interest, net.......................................       183              (220)(5)          (37)
  Other, net..........................................       (18)               --              (18)
                                                         -------           -------          -------
          Other income (expense), net.................       366              (220)             146
                                                         -------           -------          -------
          Earnings before income taxes................     1,546              (220)           1,326
Income tax expense (benefit)..........................       526               (75)(6)          451
                                                         -------           -------          -------
          Net earnings................................   $ 1,020           $  (145)         $   875
                                                         =======           =======          =======
Common shares used in computing earnings per common
  share:
  Basic...............................................     4,127            (2,132)           1,995
  Diluted.............................................     4,147            (2,152)           1,995
Earnings per common share -- basic and diluted........   $   .25                            $   .44
Ratio of earnings to fixed charges(7).................     5.80x                              4.29x

   *See accompanying notes to the unaudited pro forma condensed consolidated financial information.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

     (1) Pro forma adjustments reflect the effect of purchasing 2,142,031 Shares at $4.55 per Share (Purchase Price). Furthermore, these pro forma adjustments assume that of the 497,168 stock options outstanding at October 1, 2000, 309,726 stock options, which are in the money at the Purchase Price, will be repurchased at a cost of $451,215 which is net of the stock option exercise price. An additional 140,400 stock options are in the money at the Purchase Price but will remain unexercised in accordance with agreements with the respective option holders and canceled in the Second-Step Transaction. The remaining options are out of the money at the Purchase Price and will be cancelled in the Second-Step Transaction. Estimated transaction costs related to the Offer are assumed to be $500,000, of which $80,000 has already been expensed by the Company as of October 1, 2000.

     (2) The purchase price for the Shares of $9,746,000 and the outstanding stock options of $451,000 are assumed to be financed using available cash of $9,197,000 and borrowings under the Company's term-loan agreement of $1,000,000. The remaining estimated transaction costs of $420,000 will be settled as accounts payable.

     (3) Represents the charge to retained earnings associated with the cash paid to purchase outstanding stock options, net of the associated tax benefit at the Company's federal tax rate of 34%.

     (4) Book value per common share is calculated as total stockholders' equity divided by the number of shares outstanding at the end of the period, giving effect in the case of the pro forma amounts to the Shares repurchased as contemplated herein.

     (5) The Offering, the repurchase of stock options and the remaining transaction costs are expected to be financed using available cash, causing a reduction in the cash position to approximately $3,360,000, and the borrowing of $1,000,000 of long-term debt as of October 1, 2000. The reduction in cash and increased borrowings will impact the Company's ability to generate interest income from short-term investments and will result in an increase in interest expense compared to historical levels. The pro forma adjustment reduces interest income to an amount which the Company could have earned assuming its average available cash position to invest was $3,360,000, and its annual investment interest rates were 6.2% for the nine months ended October 1, 2000 and 5.0% for the fiscal year ended December 31, 1999. The adjustment furthermore increases interest expense reflecting the impact of an additional borrowing of $1,000,000 under the Company's term-loan at an annual interest rate of LIBOR plus 2.75% (9.13% and 8.05% annually for the nine months ended October 1, 2000 and the fiscal year ended December 31, 1999, respectively.

     (6) The pro forma adjustment to income tax expense represents federal income taxes at the Company's federal tax rate of 34% for the nine months ended October 1, 2000 and the fiscal year ended December 31, 1999.

     (7) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consists of the sum of earnings before income taxes and "fixed charges." "Fixed charges" consist of interest expense.

     (8) These pro forma adjustments do not reflect the compensation expense of $451,000 and resulting current tax benefit of $153,000 related to the purchase of outstanding stock options as they are nonrecurring in nature. These amounts will be reflected by the Company in its statement of operations for fiscal 2000.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. These materials filed by the Company with the Commission are also available at the Web site of the Commission at http://www.sec.gov.

     Certain Estimates Prepared by the Company. In June 2000, the Company's management provided the Lindal Family Members and FSVK with certain information about the Company which is not publicly available, which information was subsequently updated in September 2000. The information provided included financial projections which contain, among other things, the summary financial information set forth below. The Company does not, as a matter of course, publicly disclose forward-looking information (such as the financial projections referred to above) as to future revenues, earnings or other financial information. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those projected. In addition, these projections were prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with guidelines established by the American Institute of Certified Public Accountants for prospective financial statements and are included in this Offer to Purchase only because they were furnished to the Lindal Family Members and FSVK. The financial projections necessarily make numerous assumptions with respect to industry performance, general business and economic conditions, access to markets and distribution channels, availability and pricing of raw materials and other matters, all of which are inherently subject to significant uncertainties and contingencies and many of which are beyond the Company's control. One cannot predict whether the assumptions made in preparing the financial projections will be accurate, and actual results may be materially higher or lower than those contained in the projections. The inclusion of this forward-looking information should not be regarded as fact or an indication that the Company, the Lindal Family Members or anyone who received this information considered it a reliable predictor of future results, and this information should not be relied on as such. Neither the Company's independent auditors, nor any other independent accountants or financial advisors, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

                            LINDAL CEDAR HOMES, INC.

                    SUMMARY PROJECTED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

        YEAR ENDED DECEMBER 31          2000E     2001E     2002E     2003E     2004E
        ----------------------          ------    ------    ------    ------    ------
Net sales.............................  42,601    48,138    53,271    55,988    58,045
Earnings before income taxes..........   2,378     2,791     3,522     4,047     4,552
Net earnings..........................   1,504     2,147     2,296     2,615     2,945

        SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS.

     This Offer to Purchase contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward-looking statements are principally contained in this section and include, without limitation, the Company's expectation and estimates as to the operating results for the years ended December 31, 2000 through December 31, 2004 and the Company's business operations, including the introduction of new products, future financial performance, including net sales and earnings, cash flows from operations and capital expenditures. In addition, in this and other portions of this Offer to Purchase, the words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. In addition to factors that may be described in this Offer to Purchase, the following factors, among others, could cause the actual results to differ materially from those expressed in any forward-looking statements made by the Company: (i) seasonal and cyclical fluctuations in sales in the housing industry; (ii) weather conditions, housing trends and demographic influences existing in the locales of the Company's dealers; (iii) fluctuations in the price of cedar, other lumber products and other building products, (iv) difficulties or delays in developing and introducing new products or failure of customers to accept new product offerings; (v) changes in consumer preferences and the ability of the Company to adequately anticipate such changes; (vi) the ability of the Company to maintain relationships with existing dealers and develop relationships with new dealers; (vii) effects of and changes in general economic and business conditions; (viii) actions by competitors, including new product offerings and marketing and promotional successes; (ix) the Company's ability to execute its business plan; and (x) changes in business strategy or new product lines. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

 8. FINANCING OF THE OFFER AND THE SECOND-STEP TRANSACTION

     The total amount of funds required by the Company to consummate the Offer (and to pay related fees and expenses estimated to be approximately $500,000) assuming that all Shares not owned by the Lindal Family Members are validly tendered and not withdrawn, is approximately $10,700,000. The Company plans to finance the Offer using available cash of $9,700,000 and borrowings from KeyBank National Association ("KeyBank") under a $2,900,000 term loan conversion facility (the "Term Loan"). KeyBank is also issuing a $1,000,000 revolving credit facility (the "Revolving Credit Loan") and a $3,500,000 direct pay standby letter of credit to replace a letter of credit issued by US Bank to support the Company's existing Industrial Revenue Bond financing. The Term Loan, the Revolving Credit Loan and financing arrangements with KeyBank relating to the Industrial Revenue Bonds are referred to collectively as the "KeyBank Loans").

     The Company plans to repay the KeyBank Loans when due through internally generated funds.

     The Term Loan is for an amount not to exceed $2,900,000, which can be drawn on by the Company through July 2, 2001. During this period, interest accrues at the prime rate plus .25% and is payable monthly. The balance outstanding at July 2, 2001 is payable in equal monthly installments of principal over five years. At the election of the Company, interest is payable monthly at either the prime rate plus .25% or the one month LIBOR rate plus 2.75%, fully floating, or KeyBank will provide a fixed rate via an interest rate swap. The Company expects to renew the Revolving Credit Loan prior to November 30, 2001 and annually thereafter. The Term Loan is secured by certain real property and other related assets.

     The Revolving Credit Loan, which has a maximum principal amount of $1,000,000, is secured by accounts receivable, inventory and all other assets of the Company, and matures December 30, 2001. At the election of the Company, interest accrues either at (i) the one, two or three month LIBOR RATE plus 2.5%, with a minimum advance of $100,000 or (ii) the prime rate, floating. Interest is payable monthly.

     The KeyBank Loans are cross-defaulted and cross-collateralized.

     The Company pays an annual fee of 0.30% or $3,000 on the Revolving Credit Loan and a commitment fee of 1% for the used portion of the Term Loan. Under the replacement letter of credit, the Company will pay a 1% issuance fee plus an annual fee of 1% of the principal amount.

     The KeyBank Loans contain restrictive covenants which impose on the Borrowers limitations on, among other things: (i) indebtedness for borrowed money; (ii) the creation of mortgages and security interests and other liens;
(iii) the making of loans, guaranties and investments; (iv) transactions with affiliates; (v) acquisitions of any interest in another enterprise or entity;
(vi) payments of dividends or repurchases of outstanding stock; (vii) dispositions of material assets; (viii) changes in capital structure; and (ix) certain significant changes of control of the Borrowers. Under the KeyBank Loans, the Borrowers are required to maintain certain specified minimum ratios of current assets to current liabilities, senior liabilities to tangible capital and cash flow to fixed charges and to pay off short-term debt to KeyBank for 60 days each fiscal year. The KeyBank Loans also contain various event of default provisions, including default in payment of principal or interest of the KeyBank Loans, material misrepresentations, default in compliance with other terms of the KeyBank Loans, bankruptcy and insolvency events, default in other indebtedness, significant change in ownership, and a material adverse change in the Company's financial condition.

 9. DIVIDENDS AND DISTRIBUTIONS

     If, on or after December 20, 2000, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Company on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Company's rights under "The Tender Offer -- Certain Conditions of the Offer," (i) the purchase price per Share payable by the Company pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash; and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of the Company and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Company, accompanied by appropriate documentation of transfer.

10. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING AND EXCHANGE ACT REGISTRATION

     The purchase of Shares by the Company pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. If consummated, the Offer alone, or the Offer followed by the Second-Step Transaction, would also result in a change in the composition of the present board of directors of the Company and a change in the capitalization of the Company.

     In August 1998, the Company received notification from The Nasdaq National Market that its stock no longer met the listing requirements of the Nasdaq National Market. In December 1998, the Company applied to transfer its stock to the Nasdaq Small Cap Market. The transfer was approved in early 1999. As of October 31, 2000, there were 4,136,622 Shares issued and outstanding and 335 holders of record of the outstanding Shares. Pursuant to the Nasdaq's published guidelines, shares of common stock are not eligible to be included for continued listing on the Small Cap Market if, among other things, the number of shares publicly held falls below 500,000, the number of record and beneficial round lot holders of shares falls below 300 or the aggregate market value of such publicly held shares is less than $1,000,000. In addition, under Section 12(g) of the Exchange Act, registration under the Exchange Act may be terminated by the issuer if there are fewer than 300 holders of record of a class of security. Shares held directly or indirectly by an officer or director of the issuer or by any beneficial owner of more than 5% of the shares of the issuer will ordinarily not be considered as being publicly held for this purpose. In the event the Shares were no longer listed on the Nasdaq, price quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the termination of registration under the Exchange Act as described below and other factors.

     The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Among other things, this has the effect of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is likely that, following the tender and purchase of the Shares pursuant to the Offer, the Shares will no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations. In such event, Shares could no longer be used as collateral for margin loans made by brokers.

     The Shares are currently registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. Registration of the Shares under the Exchange Act will be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares.

     The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would render inapplicable certain provisions of the Exchange Act, including requirements that the Company file periodic reports (including financial statements), the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that the Company's officers, directors and ten-percent stockholders file certain reports concerning ownership of the Company's equity securities and provisions that any profit by such officers, directors and stockholders realized through purchases and sales of the Company's equity securities within any six-month period may be recaptured by the Company. In addition, the ability of "affiliates" of the Company and other persons to dispose of Shares which are "restricted securities" under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on the Nasdaq, American Stock Exchange or other similar exchanges. Except as disclosed in this section and elsewhere in this Offer to Purchase, the Company has no other present plans or proposals that relate to or would result in (i) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, (ii) any extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company, (iii) any material change in the present dividend policy or indebtedness or capitalization of the Company, (iv) any other material change in the Company's corporate structure or business, or (v) any change in the Company's Certificate of Incorporation, bylaws or instruments corresponding thereto or any other actions which may impede the acquisition of control of the Company by any person.

     The Company anticipates that following the Offer, the Lindal Family Members will cause the Company to change the composition of the Board of Directors to include only Lindal Family Members. The persons who are presently officers of the Company will continue in their same positions following consummation of the Offer and the Second-Step Transaction, if it occurs.

11. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of, and payment for, Shares tendered, if prior to the acceptance for payment of Shares, any of the following conditions exist:

          a. there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

          b. there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable to accept for payment or pay for some or all of the Shares,
     (iii) materially impair the contemplated benefits of the Offer to the Company, or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries;

          c. there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on December 20, 2000;

          d. a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person;

          e. (i) any entity, person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before December 20, 2000), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares, or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its assets or securities other than in connection with a transaction authorized by the Board of Directors of the Company;

          f. any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company and its subsidiaries that, in the Company's reasonable judgment, is or may have a material adverse significance to the Company or its subsidiaries, taken as a whole; or

          g. the Company (with the approval of a majority of the Board of Directors) shall have agreed that the Company shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; which, in the reasonable judgment of the Company in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

12. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

     General. The Company is not aware of any license or other regulatory permit that appears to be material to the business of the Company that might be adversely affected by the acquisition of Shares by the Company pursuant to the Offer or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by the Company pursuant to the Offer. Should any such approval or other action be required, it is the Company's present intention to seek such approval or action. The Company does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to the Company's right to decline to purchase Shares if any of the conditions in "The Tender Offer -- Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, or that certain parts of the businesses of the Company, might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. The Company's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 12. See "The Tender Offer -- Certain Conditions of the Offer."

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Company pursuant to the Offer, however, is not subject to such requirements.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who beneficially owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof that beneficially owned 15% or more of the outstanding voting stock of the corporation at any time within the past three years) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Company believes that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" will not apply to the Offer or the Second Step Transaction, if it occurs.

     Chapter 23B.19 of the Washington Business Corporation Act applies to non-Washington corporations that have a class of voting securities registered with the Exchange Act and have certain connections with the state, including the location of its principal executive office and concentrations of employees, shareholders and tangible assets. If applicable, the statute prohibits the corporation, with certain exceptions, from engaging in certain "significant business transactions" with a person who has acquires beneficial ownership of 10% or more of the voting securities of the corporation for a period of five years after such acquisition, unless the acquisition of ownership or the significant business transaction is approved by the corporation's board of directors prior to such acquisition. Because the Lindal Family Members have held their Shares for more than 25 years, the Company believes that the statute will not be applicable to the Offer or the Second Step Transaction, if it occurs.

     The Company conducts limited business in several states in the United States, some of which have enacted takeover laws. The Company does not believe that any state takeover statutes apply to the Offer and has not currently complied with any state takeover statute or regulation. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Second Step Transaction, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Second-Step Transaction, the Company may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Company may be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Second-Step Transaction. In such case, the Company may not be obligated to accept for payment any Shares tendered. See "The Tender Offer -- Certain Conditions of the Offer."

     Litigation. To the best knowledge of the Company, no lawsuits have been filed relating to the Offer or the Second-Step Transaction.

13. FEES AND EXPENSES

     Except as set forth below, the Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     The Company has retained First Security Van Kasper, Inc. ("FSVK") to act as its financial advisor in connection with the Offer. The engagement letter, as amended, between the Company and FSVK (the "Engagement Letter") provides that the Company will pay FSVK (a) a retainer fee of $75,000 upon the signing of the Engagement Letter, plus additional fees of $10,000 each month if the Company has not entered into a definitive agreement with respect to a transaction (as defined in the Engagement Letter) before November 1, 2000, December 1, 2000 and January 1, 2001 (the "Retainer Fee"); (b) an opinion fee (the "Opinion Fee") of $125,000, which would be due when the Board of Directors recommends a transaction to the stockholders and FSVK has advised the Board of Directors that FSVK is prepared to render its fairness opinion; and (c) a completion fee (the "Completion Fee") of 3% of the transaction value (as defined in the Engagement Letter), payable only upon consummation of any transaction (as defined in the Engagement Letter); provided, however, that the Completion Fee shall, in no event, be less than $500,000. The Completion Fee is only payable in connection with a transaction with a party other than the Lindal Family Members and is therefore not payable in connection with the Offer or the Second-Step Transaction. The Retainer Fee would be deducted from the Completion Fee, if it were payable, and one-half of the Opinion Fee would be deducted from the Completion Fee, if it were payable. In addition, the Engagement Letter between the Company and FSVK provides that the Company will reimburse FSVK for certain of its out-of-pocket expenses, up to $25,000, and will indemnify FSVK and certain related persons against certain liabilities, including liabilities under securities laws, arising out of its engagement. FSVK has not rendered investment banking or other advisory services to the Company in the past, but it may render such services to the Company in the future.

     The Company has retained MacKenzie Partners to act as Information Agent and American Stock Transfer and Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     No fees or commissions will be payable by the Company to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the Depositary. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 6 in the Letter of Transmittal.

14. MISCELLANEOUS

     The Company is not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Company will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Company cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

     The Company has filed with the Commission a Tender Offer Statement on Schedule TO under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedules and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "The Tender Offer -- Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                   SCHEDULE I

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the names and ages of the members of the Board of Directors of the Company as of October 31, 2000 and the year in which they were first elected directors of the Company. The Company's Amended Bylaws (the "Bylaws") divide the Board of Directors into two classes. Each class consists of four directors, but such number may be increased or decreased by resolution of the Board or by the shareholders amending the Bylaws. Classes are to be as nearly equal in number as possible. Unless a director has been appointed to fill a vacancy or to fill a position that was created by increasing the number of directors, each director serves for a term ending at the second annual shareholders' meeting following the annual meeting at which elected. Each director serves until such director's successor is elected and qualified or until such director's earlier death, resignation or removal.

     The Board of Directors presently consists of eight members. Four directors, Robert W. Lindal, Charles T. Collins, Martin J. Lindal and Charles R. Widman, were elected at the annual meeting of stockholders held on May 25, 2000 to serve two-year terms expiring at the annual meeting of stockholders in 2002 and until their respective successors have been elected and qualified.

                   NAME AND ADDRESS(1)                      AGE    SERVED AS DIRECTOR SINCE
                   -------------------                      ---    ------------------------
Robert W. Lindal..........................................  52               1969
Charles T. Collins........................................  58               1998
Martin J. Lindal..........................................  46               1981
Charles R. Widman.........................................  74               1993
Douglas F. Lindal.........................................  49               1971
Sir Walter Lindal.........................................  81               1966
William M. Weisfield......................................  58               1994
Steven G. Conley..........................................  37               1999

---------------
(1) The address for each director is 4300 South 104th Place, Seattle, Washington 98178, the address of the Company's principal executive offices.

     Robert W. Lindal, age 52, was President of the Company from 1981 to January 1995, when he became Chairman of the Board. He has been the Chief Executive Officer of the Company since 1981. Mr. Lindal continues to have the Operations and Finance areas of the Company report to him. Mr. Lindal has been a director of the Company from 1969 to 1975 and 1976 to present. Prior to 1981, Mr. Lindal was an independent distributor for the Company's products in Hawaii, and the Canadian Production Facilities Manager for the Company. Mr. Lindal is a structural engineer.

     Charles T. Collins, age 58, served as President of Colsper Corporation, a diversified holding company focused primarily in waste management, from 1981 to 1998. Mr. Collins' diversified experience in both government and business includes currently serving as Chair of the Washington State Commission on Student Learning, and member of the Washington Dental Service Board of Directors. Earlier, Mr. Collins served as chairman, 1996 to 1997, of the Washington Dental Service Board of Directors; member, 1981 to 1985, and chair, 1984 to 1985, of the Northwest Power Council; chairman of the State Higher Education Coordinating Board, 1985 to 1991; Transit Director of Seattle Metro, 1976 to 1979, and County Administrator of King County, 1973 to 1976. Mr. Collins has been a director of the Company since 1998.

     Martin J. Lindal, age 46, has served as a director of the Company since 1981, and was employed by the Company as Administration Manager from 1982 to 1990. Mr. Lindal was elected Assistant Secretary in 1986 and has been the Vice President Information Systems & Assistant Secretary since 1990.

     Charles R. Widman, age 74, has been the President of Widman Associates, Inc., forest industry analysts, since 1993. From 1991 to 1993, Mr. Widman was an executive consultant with Sandwell, Inc., a diversified international consulting firm specializing in engineering and the forest industry. From 1978 to 1991, he was

Chairman and CEO of Widman Management Ltd., a forest industry consulting firm. Mr. Widman has been a director of the Company since 1993.

     Douglas F. Lindal, age 49, was Executive Vice President of the Company from 1981 until January 1995, when he became President and Chief Operating Officer. Mr. Lindal continued to have the Sales, Marketing and Administration areas report to him as well as function as General Manager supervising most Company activities until his retirement as an employee and officer in July 2000. He has served as a director of the Company from 1971 to 1975 and from 1980 to present. Prior to 1981, Mr. Lindal also was an independent distributor for the Company's products in Hawaii.

     Sir Walter Lindal, age 81, was Chairman of the Board from 1981 until 1995, when he became Chairman Emeritus of the Company. Mr. Lindal has been Secretary of the Company since 1981. From 1966 to 1975, he was President of the Company and Chairman of the Board and managed the Company. Mr. Lindal is the Company's founder.

     William M. Weisfield, age 58, has been the Chief Executive Officer of UTILX Corporation, since November 1998 and Chairman of the Board of Directors of UTILX Corporation since January 1997. From 1994 to November 1998, Mr. Weisfield was the Chief Operating Officer of Northern Capital Company, a privately held investment company in Seattle, Washington. From December 1992 to December 1993, Mr. Weisfield was Chief Operating Officer of the Robbins Company in Kent, Washington, a manufacturer of underground tunnel boring machines. From 1988 to December 1992, Mr. Weisfield was the Chief Executive Officer of Cornerstone Columbia Development Company, a Seattle, Washington real estate development firm. From 1978 to 1982, Mr. Weisfield was Chairman of the Board of the Federal Home Loan Bank of Seattle and is a past member of the Board of Regents of Seattle University. Mr. Weisfield also serves as a director on the boards of several non-public entities. Mr. Weisfield has been a director of the Company since 1994.

     Steven G. Conley, age 37, has been the President of CedarCraft Northwest, an independent dealer of the Company, since 1991. In 1995, Mr. Conley was elected to the Dealer Advisory Council. Mr. Conley has been a director of the Company since February 1999.

                                  SCHEDULE II

        SUMMARY OF STOCKHOLDER APPRAISAL RIGHTS AND TEXT OF SECTION 262
              OF THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL")

             THE FOLLOWING IS ONLY A SUMMARY OF THE PROCEDURES FOR
                STOCKHOLDERS SEEKING APPRAISAL RIGHTS PRESCRIBED
                         BY SECTION 262 OF THE DGCL AND
        IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF
                          THE DGCL AS SET FORTH BELOW

     If the Second-Step Transaction is implemented through a merger, the stockholders who have not tendered their shares will have certain rights to dissent and demand appraisal of and receive payment in cash of the fair value of their shares. In accordance with Section 262(a) of the DGCL, in order for a stockholder to exercise appraisal rights, such stockholder must deliver to the Company written notice of such stockholder's intent to demand payment for shares in the event the Second-Step Transaction is approved. To be eligible for appraisal rights, the stockholder must not vote in favor of the Second-Step Transaction or consent to such in writing.

     In accordance with Section 262(d) of the DGCL, if the Second-Step Transaction must be submitted for approval at a meeting of the stockholders, the Company, within 20 days prior to such meeting, must notify stockholders who satisfy the requirements of Section 262(d)(1) that appraisal rights are available. Before the taking of the vote on the Second-Step Transaction, a stockholder electing to demand appraisal must submit a written demand for appraisal. The written demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends to demand appraisal of such stockholder's shares.

     If the Second-Step Transaction is approved other than at a meeting of the stockholders, the Company, before the effective date of the transaction or within 10 days of such approval, must notify those stockholders entitled to appraisal rights under Section 262(d)(1) that the transaction was approved and that appraisal rights are available. If the Company gives notice on or after the effective date of the transaction, the notice must also provide the effective date of the transaction. A stockholder electing such appraisal rights must notify the Company in writing within 20 days after the date the Company mailed its notice. The stockholder's notice must reasonably identify the stockholder and the stockholder's intent to demand appraisal.

     The Delaware Court of Chancery will determine the value of the shares upon a petition by either the surviving corporation of the Second-Step Transaction or any stockholder who has complied with the above requirements for seeking appraisal. Such petition must be made within 120 days after the effective date of the Second-Step Transaction. A stockholder who has complied with the above requirements is also entitled to make a written request for a statement from the surviving corporation that sets forth the following information: the aggregate number of shares not voted in favor of the transaction or with respect to which appraisal rights have been demanded; and the aggregate number of holders of such shares. The stockholder's request must be made within 120 days after the effective date of the transaction. The surviving corporation must mail the statement within 10 days after the stockholder's written request or within 10 days after the period for making appraisal demands has expired under DGCL
Section 262(d).

     The Court of Chancery will appraise the shares and determine a fair value, exclusive of any value arising from the Second-Step Transaction itself or from the expectation of it. The court may also include a fair rate of interest to be paid upon the amount it determines to be the fair value. Then, court will direct the surviving corporation to pay such fair value and interest, if any.

                   TITLE 8. DELAWARE GENERAL CORPORATION LAW
                         SECTION 262. APPRAISAL RIGHTS

     262  APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be to close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within

120 days after the effective date of the merger or consolidation, any stockholder who has complied win the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting in the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendancy of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder enticed to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholders certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders enticed thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Count of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Count may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceedings in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                  SCHEDULE III

                      OPINION OF FIRST SECURITY VAN KASPER

December 13, 2000

Board of Directors
Lindal Cedar Homes, Inc.
4300 South 104th Place
Seattle, Washington 98124

Gentlemen:

     You have requested that we render our opinion as to the fairness, from a financial point of view, to the shareholders of Lindal Cedar Homes, Inc. (the "Company"), a Delaware corporation, of the consideration (the "Purchase Price") which is proposed to be paid to purchase all of the Company's outstanding shares common stock other than a portion of such shares held by certain shareholders of the Company making the proposal (the "Lindal Family Members") who will retain their equity interest in the Company (the "Offer"). The Lindal Family Members are comprised of Sir Walter Lindal, Mr. Robert Lindal, Mr. Douglas Lindal and Mr. Martin Lindal, each of whom is an existing shareholder of the Company and together own an aggregate of 44.9% of the Company's fully diluted outstanding shares at the date hereof. Each of the Lindal Family Members is also a director and an executive officer of the Company.

     Pursuant to the draft of the Offer To Purchase dated December 12, 2000, the Lindal Family Members propose that the Company make a fixed price self tender offer for up to all of the outstanding shares of common stock of the Company not held by the Lindal Family Members, followed by a "cleanup" merger with a company formed by the Lindal Family Members. We have also been advised by the Company that upon commencement of the Tender Offer, all outstanding options to purchase Common Shares, except those held by the Lindal Family Members, where the Purchase Price exceeds the applicable exercise price of such options, will be exercised and have based our analysis and opinion assuming full exercise of such options. The Purchase Price to be paid to the unaffiliated shareholders in the Tender Offer is $4.55 cash per share.

     In connection with the preparation of our opinion, among other things, we:

          (i) reviewed certain financial information relating to the Company including publicly available historical financial and operating statements as well as internal financial and operating projections prepared by the management of the Company;

          (ii) held discussions with certain members of the Company's management concerning the business, past and current business operations, financial condition and future prospects of the Company as an independent company as wells as views regarding the rational for the Transaction;

          (iii) reviewed the financial terms and conditions set forth in the Offer To Purchase, which has been represented to us to be the terms and conditions agreed to between the Special Committee of the Board of Directors and the Lindal Family Members;

          (iv) reviewed the stock price and trading history of the Company;

          (v) reviewed publicly-available data, information and valuations of publicly-traded companies that we deemed generally comparable to the Company;

          (vi) compared the financial terms of the Purchase Price with the financial terms, to the extent publicly available, of other business combinations that we deemed relevant; and

          (vii) made other studies, inquiries and analysis and reviewed other data, as we deemed relevant and appropriate, based on our judgment as investment bankers, for the purpose of this opinion.

                                      III-1

Board of Directors
Lindal Cedar Homes, Inc.
December 13, 2000
Page  2

     We also reviewed a liquidation appraisal on five real estate properties prepared by Shorett Kidder Mathews & Segner Valuation Advisory Group which the Company made available to us and management's estimate of the liquidation value of the other assets and liabilities of the Company. We have not reviewed the methodology or the basis for such estimates of liquidation value. We also solicited on behalf of the Company third party indications of interest in acquiring all or any part of the Company from both strategic and financial buyers. Two potential financial buyers submitted letters of interest in acquiring the Company, one proposing $4.50 per share and the other a range of values between $4.20 and $4.75 per share. Such letters of interest were conditioned on due diligence, meeting with management, and meeting with some of the Company's dealers.

     In our review we have assumed, with your permission, that the documents to be prepared, used and signed by the Company and the Lindal Family Members to formally effect the Offer, including any disclosure materials to be delivered to the shareholders of the Company, will effect the Offer on the terms set forth in the draft of the Offer To Purchase without material alteration and that the Offer To Purchase and other such documents and materials, comply and will comply with all applicable federal, state and foreign securities laws and other applicable laws. We have not provided any legal or tax advice with respect to the Offer or its structure and have not made an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor have we made a physical inspection of any of the properties or assets of the Company.

     In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all of the financial and other information that was publicly available, furnished, or otherwise communicated to us by the Company and relied upon and assumed without independent verification that there has been no material change in the assets, financial condition and business prospects of the Company since the date that the most recent financial statements were made available to us.

     With respect to financial projections provided to us by the Company, we reviewed the projections and have been advised by certain members of management of the Company, and have relied upon and assumed without independent verification, that the projections (i) were reasonably prepared; (ii) are based upon assumptions reflecting the best currently available estimates and good faith judgments of management as to the future performance of the Company as an independent company; and (iii) are believed to be realizable in the amounts and time periods contemplated thereby. Management of the Company has also advised us that it does not presently have any information or belief that would make the projections incomplete or misleading.

     Our opinion is based upon analysis of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and as they can be evaluated by us as of the date hereof and on information made available to us as of the date hereof. Although events occurring after the date hereof could materially affect the assumptions relied upon in preparing this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

     This opinion is solely for the benefit and use of the Board of Directors of Lindal Cedar Homes, Inc. in its consideration of the Transaction and is not a recommendation to any shareholder as to whether such shareholder should tender his shares or how such shareholder should vote or otherwise act with respect to the Transaction. Further, this opinion addresses only the financial fairness of the Purchase Price to be paid by the Lindal Family Members and does not address the relative merits of the Offer, any alternatives to the Offer, the Company's underlying decision to proceed with or effect the Offer or any other aspect of the Offer. This opinion may not be used or referred to, or quoted or disclosed to any person in any manner, without our prior written consent in each instance. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, and the rules and

                                      III-2

Board of Directors
Lindal Cedar Homes, Inc.
December 13, 2000
Page  3

regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

     First Security Van Kasper, Inc., as part of its investment banking business, is regularly engaged to provide fairness opinions in connection with mergers and acquisitions. We have received a fee from the Company for rendering this opinion and were paid a retainer fee when we were engaged by the Company to render financial advisory and investment banking services. The Company has also agreed to indemnify us for certain liabilities that may arise in rendering this opinion.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Purchase Price is fair to the shareholders of the Company (other than the Lindal Family Members, as to which we express no opinion) from a financial point of view.

                                          Very truly yours,

                                          FIRST SECURITY VAN KASPER, INC.

                                      III-3

                         LINDAL CEDAR HOMES, INC. LOGO

                               December 20, 2000

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each of our stockholders of such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

         By Mail:               By Facsimile Transmission      By Hand/Overnight Delivery
                            (For Eligible Institutions Only):
   Attn: Reorganization              (718) 234-5001               Attn: Reorganization
         Department                                                    Department
      59 Maiden Lane              Confirm by Telephone               59 Maiden Lane
    New York, NY 10038               (800) 937-5449                New York, NY 10038

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be directed to the Information Agent at its address and telephone number listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                         MACKENZIE PARTNERS, INC. LOGO
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                        (800) 322-2885 (Call Toll-Free)